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                                                                  EXHIBIT 10.10


                   PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT

      This Professional Business Management Agreement is made and entered into effective as of September 30, 1997, by and between Visionary MSO, Inc., a Delaware corporation ("Professional Business Manager"), and Dr. Samit's Hour Eyes Optometrist, P.C., a Virginia professional corporation (the "Practice").

                                   RECITALS

      A. The Practice is a professional corporation duly organized and validly existing under the laws of the Commonwealth of Virginia (the "Commonwealth") which is engaged in the provision of Professional Eye Care Services (as defined below) and Optical Services (as defined below) to the general public in the Commonwealth through individual Professionals (as defined below) who are licensed to practice optometry and/or ophthalmology in the Commonwealth and who are employed or otherwise retained by the Practice.

      B. Professional Business Manager is a business corporation duly organized and validly existing under the laws of the Commonwealth.

      C. The Practice desires to devote substantially all of its energies, expertise and time to the delivery of Professional Eye Care Services to patients.

      D. The Practice desires to engage Professional Business Manager to provide facilities, equipment and such management, administrative and business services as are necessary and appropriate for the day-to-day administration of the non-optometric aspects of the Practice's professional eye care practice, and Professional Business Manager desires to provide such, upon the terms and conditions hereinafter set forth, for the purpose of enhancing the cost-efficiency and quality of services rendered by the Practice to its patients.

      NOW, THEREFORE, for and in consideration of the mutual agreements, terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

      For the purposes of this Professional Business Management Agreement, the following terms shall have the following meanings ascribed thereto, unless otherwise clearly required by the context in which such term is used:

      1.1 ACCOUNT. The term "Account" shall mean the bank account described in Sections 3.9 and 3. 1 0 of the Retail Business Management Agreement (as defined below).

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      1.2 ADJUSTED GROSS REVENUE. The term "Adjusted Gross Revenue" shall mean all revenues for Optical Services, Professional Eye Care Services, or otherwise, generated by or on behalf of the Practice and/or its Professionals, or other personnel during the term of this Professional Business Management Agreement, calculated on an accrual basis under GAAP, including all technical fees from ancillary services, all proceeds from key person life and disability insurance policies purchased by Retail Business Manager, in agreement with the Practice, in accordance with Section 3.15, all amounts paid by third parties for contractual liabilities, including, but not limited to, payments under non-shareholder Professionals' non-competition agreements and compensation payments under any service agreement between the Practice and another entity, and all consultant, teaching and expert witness fees minus any allowances for bad debts, uncollectible accounts, Medicare, Medicaid and other payor contractual adjustments, discounts, workers' compensation adjustments, reasonable professional courtesies, and other reductions in collectible revenue that result from activities that do not result in collectible charges.

      1.3 BILL OF SALE. The term "Bill of Sale" shall mean the agreement by and between Professional Business Manager and the Practice as of even date whereby Professional Business Manager shall purchase from the Practice substantially all of the furniture, fixtures, and equipment used in the operation of the Office (as defined below) prior to execution of this Professional Business Management Agreement.

      1.4 BUDGET. The term "Budget" shall mean an operating budget and capital expenditure budget for each fiscal year as prepared in accordance with Section 3.11(a).

      1.5 CAPITATION REVENUES. The term "Capitation Revenues" shall mean all collections from managed care organizations or third-party payors where such payment is made periodically on a per member basis for the partial or total needs of a subscribing patient, less amounts that are payable to other providers of health care items and services to capitation patients. Capitation Revenues shall include any co-payments and incentive bonuses received as a result of a capitation plan.

      1.6 CLINICAL DUTIES. The term "Clinical Duties " shall mean those duties of NonProfessional Personnel (as defined below) which entail directly or indirectly assisting a Professional (as defined below) in the scheduling, examination or care of patients in the course of providing Professional Eye Care Services, regardless of whether the performance of such duties requires licensure under applicable state law.

      1.7 COMMONWEALTH. The term "Commonwealth" shall have the meaning set forth in the Recitals.

      1.8 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean any information of Professional Business Manager or the Practice, as appropriate (whether written or oral), including all business management or economic studies, patient fists, proprietary


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forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of the Professional Business Manager or of the Practice, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one Party by the other Party pursuant to this Professional Business Management Agreement. Confidential Information shall also include the terms and provisions of this Professional Business Management Agreement and any transaction or document executed by the Parties pursuant to this Professional Business Management Agreement. Confidential Information does not include any information that the receiving party can establish (a) is or becomes generally available to and known by the public or optometric community (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors, or Representatives); (b) is or becomes available to the receiving party on a nonconfidential basis from a source other than the furnishing party or its affiliates, advisors or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge; or (c) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party.

      1.9 DISPENSARY. The term "Dispensary" shall have the meaning set forth in the Retail Business Management Agreement.

      1.10 DISPENSARY EXPENSE. The term "Dispensary Expense" shall have the meaning set forth in the Retail Business Management Agreement.

      1.11 EXECUTIVE OFFICE ADMINISTRATOR. The term "Executive Office Administrator" shall mean the employee of Professional Business Manager having executive authority and responsibility for the general and active management of the Professional Business Manager.

      1.12 GAAP. The term "GAAP" shall mean generally accepted United States accounting principles.

      1.13 INFLATION ADJUSTMENT. The term "Inflation Adjustment" shall for any year be equal to the fraction the numerator of which is the revised Bureau of Labor Statistics Consumer Price Index for all Items and Major Group Figures for All Urban Consumers, U. S. City Average (1982-84=100) (the "index") for December of the preceding year and the denominator of which is the Index for September, 1997. Appropriate modification to the Inflation Adjustment shall be made if the Index shall cease to be updated as of the end of each calendar year.

      1.14 MANAGEMENT FEE. The term "Management Fee" shall mean the Professional Business Manager's compensation established as described in Article V hereof.


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      1.15 MANAGEMENT SERVICES. The term "Management Services" shall mean the business, administrative, and management services to be provided for the Practice and the Office, including, without limitation, the provision of equipment, inventory and supplies, support services, personnel (excluding Professionals) management, administration, financial record keeping, and reporting, and other business office services, all as reasonably contemplated by this Professional Business Management Agreement and which are necessary for the conduct of the Practice's business.

      1.16 NET EARNINGS. The term "Net Earnings" shall mean Adjusted Gross Revenue minus the sum of the following: (i) any refunds owed to patients by the Practice, (ii) any unpaid or past due compensation owed to Professional Business Manager pursuant to Section 5.1 hereof and to Retail Business Manager pursuant to the Retail Business Management Agreement, (iii) all Office Expenses, (iv) all Dispensary Expenses, (v) all Practice Expenses and (vi) all Shareholder Expenses up to an amount equal to One Hundred Thirty Nine Thousand Dollars ($139,000.00) on an annualized basis multiplied in the case of years ending after December 31, 1998 by the Inflation Adjustment. Net Earnings associated with an individual Office, Dispensary, or Practice location shall be determined using the amount of the foregoing items which is attributable to such Office, Dispensary, or Practice location. To the extent such amount is not susceptible to precise calculation, it shall be determined based on the proportion the Adjusted Gross Revenue attributable to such Office, Dispensary, or Practice location bears to the Adjusted Gross Revenue of the Practice.

      1.17 NEW OFFICE. The term "New Office" shall mean any additional or other Office, Dispensary or Practice location which commences operation at any time on or after the date hereof.

      1.18 NON-PROFESSIONAL PERSONNEL. The term "Non-Professional Personnel" shall mean those individuals employed primarily at the Practice who are not Optometrists or Ophthalmologists.

      1.19 OFFICE. The term "Office" shall mean all facilities and locations used by the Practice, all business operations related to the Practice's optometric and/or therapeutic optometric practice, and all related business operations of the Practice which are to be administered by Professional Business Manager under the Professional Business Management Agreement, but excluding all facilities and locations, or portions thereof, used by the Practice and all business operations of the Practice related to the Dispensary.

      1.20 OFFICE EXPENSE. The term "Office Expense" shall mean all operating and non-operating expenses incurred by the Professional Business Manager in the provision of Management Services to the Office and shall include all operating and non-operating expenses incurred by the Practice relating to the items set forth in this Section. The Professional Business Manager shall be reimbursed by the Practice for any Office Expense incurred by the Professional Business Manager in the provision of services to the Practice, upon request by the


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Professional Business Manager. Office Expense shall not include any Professional
Business Manager Expense, Practice Expense or Shareholder Expense or any state, local or federal income or franchise tax. Without limitation, Office Expense shall include the following expenses:

            (a) the salaries, benefits, payroll taxes, and other direct costs of all employees of Professional Business Manager primarily working at the Office and the salaries, benefits, payroll taxes, and other direct costs of the Non-Professional Personnel of the Practice primarily working at the Office, but not the salaries, benefits, payroll taxes or other direct costs of the Professionals;

            (b) the direct cost of any employee or consultant that provides services at or in connection with the Office for improved Office performance, such as management, billing and collections, business office consultation, and accounting and legal services, but only when such services are coordinated by Professional Business Manager and/or included in the Budget;

            (c) reasonable recruitment costs and out-of-pocket expenses of Professional Business Manager or the Practice associated with the recruitment of additional Professionals, other employees of the Practice and Professional Business Manager's employees primarily located at the Office,

            (d) personal property and intangible property taxes assessed against Professional Business Manager's assets used in connection with the operation of the Office;

            (e) comprehensive general and professional liability insurance covering the Office, employees of the Practice in connection with the operation of the Office and employees of Professional Business Manager in connection with the operation of the Office;

            (f) the expense of using, leasing, purchasing or otherwise procuring and maintaining the Office and maintaining Office related equipment;

            (g) the cost of capital (whether as actual interest on indebtedness incurred on behalf of the Practice or reasonable imputed interest on capital advanced by Professional Business Manager which shall be equal to the average cost of borrowing by Professional Business Manager as reflected on its most recent published financial statements, or in the absence of either of the foregoing, eight percent (8%)) to finance or refinance obligations of the Practice incurred in connection with the Office, or to finance new ventures of the Practice in connection with the Office; in any such case only as such cost of capital is set forth in the Budget or otherwise approved in advance by the Practice Advisory Council;

            (h) the reasonable travel expenses associated with attending meetings, conferences, or seminars to benefit the Practice so long as such expenses are related to


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individuals located at the Office and the Practice's pro rata share for individuals who are consultants of or employed by Professional Business Manager who provide material services to the Office;

            (i) 0he cost of Office supplies, inventory and utilities;

            (j) billing and collection costs and expenses;

            (k) the Practice's pro-rata share of reasonable corporate overhead charges or other reasonable expenses (including computer and data processing costs) which are incurred by Professional Business Manager in connection with corporate headquarters expenses which relate to the provision of benefits or services by Professional Business Manager to the Office and are reflected in the Budget including without limitation direct or indirect costs of the Executive Office Administrator and other Professional Business Manager personnel;

            (l) all other expenses witch are set forth in the Budget and which directly or indirectly benefit the Practice incurred by Professional Business Manager in carrying out its obligations under this Professional Business Management Agreement;

            (m) reasonable costs and expenses (to the extent not covered by insurance) of lawsuits or claims against the Professional Business Manager or its personnel, or the Practice, its Professional(s), or other personnel related to their performance of duties at the Office or their interest in assets used in connection with the Office, provided that if any of the Professional Business Manager or its personnel, or the Practice, its Professional(s), or other personnel do not prevail in the lawsuit or claim or settle the matter with a material payment by the party (the party at "fault"), such costs and expenses shall be deemed a Professional Business Manager Expense in the event of Professional Business Manager's fault or the fault of its personnel and a Practice Expense in the event of fault by the Practice, its Professional(s), or other personnel whereupon the Practice and such Professional(s) or other personnel shall be jointly responsible for the immediate reimbursement of the sums advanced by Professional Business Manager; provided further that Professional Business Manager shall not advance such costs and expenses from the Account if the Practice Advisory Council concludes that (i) it is unlikely that the Account will be reimbursed if the party involved will not prevail in the lawsuit or claim, or (ii) it is reasonable to believe that obtaining a reimbursement of the advanced sums will be difficult to achieve; and the Parties acknowledge that nothing in this Section shall create any liability on the part of a Professional who would otherwise be shielded from personal liability by the corporate or limited liability structure of the Practice;

            (n) key person life and disability insurance premiums related to policies which the Parties agree to acquire on the life of the Practice's Shareholders or Professionals, whereupon any proceeds shall be paid to the Account as Adjusted Gross Revenues, unless the Parties agree to a specific split of the proceeds. Should only the Practice choose to obtain key person life insurance, the Practice shall pay all premiums as a Practice Expense and shall


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receive all proceeds. Further, if only the Professional Business Manager chooses to obtain such insurance, Professional Business Manager shall pay all premiums as a Professional Business Manager Expense and shall receive all proceeds. The Practice shall cause its Shareholders and Professionals to submit to a medical examination necessary to obtain such insurance.

      In the event that any of the individuals described in Section 1.20(b) devote a substantial amount of time to serving one or more optometric practices other than the Practice, which is not prohibited hereunder, or the above described Office is utilized to a substantial degree by one or more optometric practices other than the Practice, the Office Expenses shall be allocated between the Practice and such other optometric practices to reflect each practice's pro-rata share of any expenses or costs relating to such individuals or Office (including the recruitment costs of such individuals and the comprehensive and general liability insurance expenses with respect to such individuals). Expenses contemplated in this paragraph which potentially and primarily relate to Sections 1.20 (b), (c), (d), (e), (0, (g), (h), (k), and (1) shall be in the Budget or approved by the Practice Advisory Council, and where reasonably determinable, are intended to be reasonable and customary based upon similar relationships generally existing between national practice management companies and practices they manage. The Practice's pro-rata portion of expenses related to individuals who are consultants of or employed by Professional Business Manager and who provide services benefiting more than one practice shall be based upon the actual time expended by the individuals in performing such services as compared to the time spent by such individuals with other practices managed by the Professional Business Manager, or, if not reasonably calculable, as determined by Professional Business Manager, based upon the estimated proportionate revenue size of the Practice as compared to the aggregate revenue size as estimated in all of the Budgets of all other practices managed by the Professional Business Manager which are benefiting from such individual's services. Likewise, other benefits provided by the Professional Business Manager to several Practices shall be split pro-rata based upon the use or benefit derived by each Practice, but if not calculable, shall be based upon the estimated proportionate revenue size as set forth in the preceding sentence. Notwithstanding anything to the contrary herein, unless an expense is expressly designated as a Professional Business Manager Expense, a Practice Expense or a Shareholder Expense in this Professional Business Management Agreement or any exhibit thereto, all expenses incurred by Professional Business Manager in providing services pursuant to this Professional Business Management Agreement shall be considered an Office Expense. Any and all expenses witch are incurred by Retail Business Manager, Professional Business Manager, or the Practice shall be allocated to the appropriate expense category or categories in accordance with the terms and conditions of the Retail Business Management Agreement and the Professional Business Management Agreement.

      1.21 OPTICAL SERVICES. The term "Optical Services" shall mean the filling of optical prescriptions, dispensing of optical goods, the fitting of eyewear, all activities related to any of the foregoing, and the direction, supervision, and control of those who perform these tasks.


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      1.22. OPTOMETRIST. The term "Optometrist" shall mean each individually licensed Optometrist, if any, who is employed or otherwise retained by or associated with the Practice, each of whom shall meet at all times the qualifications described in Section 4.3 and Section 4.4.

      1.23 OPHTHALMOLOGIST. The term "Ophthalmologist" shall mean each individually licensed Ophthalmologist, if any, who is employed or otherwise retained by or associated with the Practice, each of whom shall meet at all times the qualifications described in Section 43 and Section 4.4.

      1.24 PARTIES. The term "Parties" shall mean the Practice and Professional Business Manager.

      1.25 PRACTICE. The term "Practice" shall have the meaning set forth in the Recitals.

      1.26 PRACTICE ADVISORY COUNCIL. The term "Practice Advisory Council" shall have the meaning set forth in Section 2.6 of this Agreement.

      1.27 PRACTICE EXPENSES. The term "Practice Expenses" shall mean (a) all reasonable nonshareholder Professionals' salaries, benefits, payroll taxes and other direct costs related to their services to the Practice (including reasonable and customary professional dues, subscriptions, continuing education and technical training expenses, and severance payments), (b) the cost of optometric supplies (including, but not limited to, drugs, pharmaceuticals, products, substances, items or optometric devices); (c) reasonable and customary professional liability insurance expenses of Professionals; and (d) travel costs for continuing education, technical training and necessary business travel for nonshareholder Professionals; (e)to the extent not covered by insurance and subject to the advance provisions contained herein, the defense costs and expenses of any litigation or claims brought against the Practice or its Professionals or other personnel by any third party in which the Practice or its Professionals or other personnel do not prevail or the matter settles with a material payment and the Practice or its Professionals or other personnel are at fault, and any liability judgment or material settlement assessed against the Practice or its Professionals or other personnel (certain equipment expenses described in Sections 3.2(c) and 3.2(d) of this Professional Business Management Agreement and 3.2(c) and 3.2(d) of the Retail Business Management Agreement; (g) interest on any funds advanced to the Practice by Professional Business Manager to the extent that Professional Business Manager is a net lender in accordance with the terms of this Professional Business Management Agreement; (h) interest on any funds advanced to the practice by Retail Business Manager to the extent that Retail Business Manager is a net lender in accordance with the terms of the Retail Management Agreement; (i) any income taxes or franchise taxes of the Practice; and j) consulting, accounting, or legal fees which relate solely to the Practice. Notwithstanding the foregoing, the term Practice Expenses shall specifically exclude (i) business travel requested by Professional Business Manager, which shall be an Office Expense, (ii) business travel requested by Retail Business Manager, which shall be a


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Dispensary Expense, (iii) any and all compensation or expenses attributable to
Shareholders, which shall be Shareholder Expenses (except reasonable and customary expenses for malpractice insurance which shall be a Practice Expense),
(iv) "tail" insurance coverage for Shareholders, which shall be a Shareholder Expense, or (v) such other items agreed to in advance in writing by the Parties hereto. During this Professional Business Management Agreement, for so long as a current Shareholder of the Practice is an employee of, contractor to, or Shareholder of the Practice, such Shareholder shall be deemed to be a Shareholder for the purposes of this definition. Such expenses are to be approved annually in the Budget.

      1.28 PROFESSIONAL. The term "Professional" shall mean any Optometrist or Ophthalmologist.

      1.29 PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT. The term "Professional Business Management Agreement" shall mean this instrument as originally executed and delivered, or, if amended or supplemented, as so amended or supplemented.

      1.30 PROFESSIONAL BUSINESS MANAGER. The term "Professional Business Manager" shall have the meaning set forth in the Recitals hereto.

      1.31 PROFESSIONAL BUSINESS MANAGER EXPENSE. The term "Professional Business Manager Expense" shall mean an expense or cost incurred by the Professional Business Manager, for which the Professional Business Manager is financially liable and is not entitled to reimbursement from the Practice. Professional Business Manager Expense shall specifically include (a) any income or franchise taxes of the Professional Business Manager; (b) the expense of providing, leasing, purchasing or otherwise procuring and maintaining the Office equipment, including depreciation in the case of furniture and equipment, and
(c) any other expenses or costs that are not reasonable and customary reimbursements based upon a practice management company's usual arrangement with a practice.

      1.32 PROFESSIONAL EYE CARE SERVICES. The term "Professional Eye Care Services" shall mean professional health care items and services, including, but not limited to, the practice of optometry, and all related professional health care services provided by the Practice through Optometrists, Ophthalmologists, and other professional health care providers that are retained by or professionally affiliated with the Practice. The term shall exclude any and all business whatsoever in connection with any optical businesses owned or operated, or to be owned or operated in the future, in whole or in part, by the Practice or any of its Professionals during the terms of this Professional Business Management Agreement.

      1.33 PROFESSIONAL PRACTICE ACCOUNT. The term "Professional Practice Account" shall mean the bank account described in Section 3.10.

      1.34 REPRESENTATIVES. The term "Representatives" shall mean a Party's officers, directors, managers, employees, or other agents.


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      1.35 RETAIL BUSINESS MANAGEMENT AGREEMENT. The term "Retail Business
Management Agreement" shall mean the instrument made and entered into as of even date by and between Visionary Retail Management, Inc. ("Retail Business Manager") whereby Retail Business Manager shall provide certain facilities, equipment, and management, administrative, and business services to the Practice in connection with its provision of Optical Services.

      1.36 RETAIL BUSINESS MANAGER. The term "Retail Business Manager" shall have the meaning set forth in the Retail Business Management Agreement.

      1.37 SHAREHOLDER. The term "Shareholder" shall mean any current or future shareholder of the Practice.

      1.38 SHAREHOLDER EXPENSE. The term "Shareholder Expense" shall be limited to the following expenses: (a) Shareholders' salaries, benefits, payroll taxes, and other direct costs (including professional dues, subscriptions, continuing education expenses, severance payments, entertainment, and travel costs for continuing education or other business travel but excluding business travel requested by Professional Business Manager, which shall be an Office Expense, and travel requested by Retail Business Manager which shall be a Dispensary Expense and excluding any other expense of a Shareholder approved as an Office Expense or Dispensary Expense in advance by the Parties; (b) "tail" coverage malpractice insurance expenses for the Shareholders and any malpractice insurance expenses of any Professional which are in excess of those which are customary and reasonable; and (c) consulting, accounting, or legal fees which relate solely to the Shareholders. The Practice shall reimburse the Professional Business Manager for any Shareholder Expense incurred by the Professional Business Manager. Unless expressly designated as a Management Fee, a Professional Business Manager Expense, a Retail Business Manager Expense, an Office Expense, a Dispensary Expense or a Practice Expense in this Professional Business Management Agreement or in any exhibit hereto or in the Retail Business Management Agreement or in any exhibit thereto or in any written agreement of the Parties, any expense incurred by the Practice shall be considered a Shareholder Expense. Notwithstanding the above, the Practice may require certain Professionals to pay certain expenses incurred for them specifically. Nothing in this Section shall create personal liability on the part of the Practice's Shareholders.

      1.39 TERM. The term "Term" shall mean the initial and any renewal periods of duration of this Professional Business Management Agreement as described in
Section 6.1.

                                   ARTICLE II

                  APPOINTMENT OF PROFESSIONAL BUSINESS MANAGER

      2.1 APPOINTMENT. The Practice hereby appoints Professional Business Manager as its sole and exclusive agent for the management and administration of the business functions and business affairs of the Office, and Professional Business Manager hereby accepts such


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appointment, subject at all times to the provisions of this Professional
Business Management Agreement.

      2.2 AUTHORITY. Consistent with the provisions of this Professional Business Management Agreement, Professional Business Manager shall have the responsibility and commensurate authority to provide Management Services for the Practice. The Practice shall give Professional Business Manager thirty (30) days' prior notice of the Practice's intent to execute any agreement creating a binding legal obligation on the Practice. The Parties acknowledge and agree that the Practice, through its Professionals, shall be responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Professional Eye Care Services and other professional health care services performed for patients, and that all diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of Professionals as such Professionals, in their sole discretion, deem appropriate. Professional Business Manager shall have and exercise absolutely no control, influence, authority or supervision over the provision of Professional Eye Care Services.

      2.3 PATIENT REFERRALS. Professional Business Manager and the Practice agree that the benefits to the Practice hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, or any other arrangement for the provision of any item or service offered by Professional Business Manager to patients of the Practice in any facility, laboratory, center, or health care operation controlled, managed, or operated by Professional Business Manager.

      2.4 INTERNAL DECISIONS OF THE PRACTICE. Matters involving the Practice's allocation of professional income among its Shareholders and the Professional employees of the Practice, tax planning, and pension and investment planning shall remain the responsibility of the Practice and the Shareholders of the Practice. The Professional Business Manager may not and shall not directly or indirectly control or attempt to control, dictate or influence, directly or indirectly, the professional judgment, including, but not limited to, the level or type of care or services rendered, the manner of practice, or the practice of the Practice or any Professional employed by the Practice.

      2.5 PRACTICE OF OPTOMETRY. The Parties acknowledge that Professional Business Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of optometry. To the extent any act or service herein required to be performed by Professional Business Manager should be construed by a court of competent jurisdiction or by the Board of Optometry to constitute the practice of optometry, the requirement to perform that act or service by Professional Business Manager shall be deemed waived and unenforceable. Although Professional Retail Business Manager shall provide Non-Professional Personnel to the Practice and Professional Retail Business Manager and Retail Business Manager shall manage the administrative aspects of their employment, all Non-Professional Personnel shall be subject to the direction, supervision, and control of the


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Practice and its Professionals in the performance of any and all Clinical Duties and in the performance of Clinical Duties shall not be subject to any direction or control by, or liability to, Professional Business Manager and Retail
Business Manager in the performance of said duties. Professional Business
Manager may not and shall not control or attempt to control, directly or indirectly, the professional judgment, the manner of practice, or the practice of the Practice or any Professional employed by the Practice. In this regard, Professional Business Manager shall not attempt to dictate, influence, or control the scope, level, or type of Professional Eye Care Services provided to patients of the Office, the frequency of patient contacts at the Office, the discipline of any Professionals who are Practice Employees, the fees charged for professional services provided to patients of the Office (except to the extent necessary to establish the Budget or negotiate managed care contracts), or any other matter that impinges on the professional judgment of the Practice or any Professional employed by the Practice.

      2.6 FORMATION AND OPERATION OF THE PRACTICE ADVISORY COUNCIL. The Parties hereby establish a Practice Advisory Council which shall be responsible for advising Professional Business Manager and the Practice with respect to developing the Office and implementing management and administrative policies for the overall operation of the Office and for providing dispute resolution on certain matters. The Practice Advisory Counsel shall consist of six (6) members. Professional Business Manager shall designate, in its sole discretion, two (2) members of the Practice Advisory council or may have one (1) member with two (2) votes. The Practice shall designate, in its sole discretion, two (2) members of the Practice Advisory Council or may have one (1) member with two (2) votes. Retail Business Manager shall designate, in its sole discretion, two (2) members of the Practice Advisory Council or may have one member with two (2) votes. The Practice Advisory Council members selected by the Practice shall be full-time Professional employees of the Practice. Each Party's representatives to the Practice Advisory Council shall have the authority to make decisions on behalf of the respective Party. Except as may otherwise be provided, the act of a majority of the members of the Practice Advisory Council shall be the act of the Practice Advisory Council, provided that (i) the affirmative vote of the Practice member(s) shall be required on all votes of the Practice Advisory Council; (ii) the affirmative vote of the Professional Business Manager shall be required on all matters relating to the Office; and (iii) the affirmative vote of the Retail Business Manager shall be required on all matters relating to Optical Services or the Dispensary. The decisions, resolutions, actions, or recommendations of the Practice Advisory Council shall be implemented by Professional Business Manager, Retail Business Manager or the Practice, as appropriate.

      2.7 DUTIES AND RESPONSIBILITIES OF THE PRACTICE ADVISORY COUNCIL. The Practice Advisory Council shall review, evaluate, make recommendations, and where specifically authorized herein and permitted by law, make decisions with respect to the following matters:

            (a) FACILITY IMPROVEMENTS AND EXPANSION. Any renovation and expansion plans and capital equipment expenditures with respect to the Practice's facilities shall be reviewed by the Practice Advisory Council which shall make recommendations to the Practice with respect to proposed changes therein. Such renovation and expansion plans and capital equipment expenditures shall be based upon economic feasibility, optometry support, productivity and then current market conditions.

            (b) MARKETING AND PUBLIC RELATIONS. The Practice Advisory Council shall review and make recommendations to the Practice with respect to all marketing and public relations services and programs promoting the Practice's Professional Eye Care Services, Optical Services and ancillary services.

            (c) PATIENT FEES, COLLECTION POLICIES. The Practice Advisory Council shall review and make recommendations to the Practice concerning the fee schedule and collection policies for all Professional Eye Care Services, Optical Services and ancillary services rendered by the Practice.

            (d) ANCILLARY SERVICES. The Practice Advisory Council must approve any new non-professional ancillary services to be rendered by the Practice including Optical Services, and the pricing, continuation of, access to, and quality of such services.

            (e) PROVIDER AND PAYOR RELATIONSHIPS. The Practice Advisory Council shall review and make recommendations to the Practice regarding the establishment or maintenance of relationships between the Practice and institutional health care providers and third-party payors, and the Practice shall review and approve all agreements, with institutional health care providers and third party payors. The Practice Advisory Council shall also make recommendations to the Practice concerning discounted fee schedules, including capitated fee arrangements of which the Practice shall be a party, and the Practice shall review and approve all such capitated fee arrangements.

            (f) STRATEGIC PLANNING. The Practice Advisory Council may make recommendations to the Practice concerning development of long-term strategic planning objectives for the Practice.

            (g) CAPITAL EXPENDITURES. The Practice Advisory Council shall make recommendations to the Practice concerning the priority of major capital expenditures and shall review and approve any commitment to make any capital expenditures relating to the Office or the Dispensary, involving amounts in excess of $15,000 individually, or $50,000 in the aggregate, in any one fiscal year, which amounts may be increased from time-to-time by agreement of the Parties.

            (h) FEE DISPUTE RESOLUTION. At the request of Professional Business Manager or the Practice, the Practice Advisory Council shall make recommendations to Professional Business Manager with respect to any dispute concerning a set off or reduction in Management Fees.

            (i) GRIEVANCES REFERRALS. The Practice Advisory Council shall consider and make recommendations to Professional Business Manager and the Practice regarding grievances pertaining to matters not specifically addressed in this Professional Business Management Agreement as referred to it by Professional Business Manager or the Practice's Board of Directors.

            (j) TERMINATION OF PROFESSIONAL BUSINESS MANAGER'S PERSONNEL. The Practice Advisory Council shall review and approve any decision by the Professional Business Manager to terminate any of Professional Business Manager's personnel primarily located at the Office who occupy office manager or high level positions.

            (k) APPROVAL OF NEW OFFICES OR DISPENSARY. The Practice Advisory Council shall approve any move of any current Office or Dispensary location or the expansion to an additional Practice location. Additionally, the Practice Advisory Council shall approve the establishment of any optical business of the Practice and the move or expansion of any such business.

Except in those specific instances set forth above in which the Practice Advisory Council has been granted the authority to make decisions binding upon the Professional Business Manager and the Practice, it is acknowledged and agreed that recommendations of the Practice Advisory Council are intended for the advice and guidance of Professional Business Manager and the Practice and that the Practice Advisory Council does not have the power to bind Professional Business Manager or the Practice. Where discretion with respect to any matter is vested in Professional Business Manager or the Practice under the terms of this Agreement, Professional Business Manager or the Practice, as the case may be, shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendations of the Practice Advisory Council. Professional Business Manager and the Practice shall, however, take such recommendations of the Practice Advisory Council into account in good faith in the exercise of such discretion.

      2.8 PROFESSIONAL HEALTH CARE DECISIONS. Notwithstanding anything herein to the contrary, all decisions required by applicable law to be made solely by health care professionals will be made solely by the appropriate Professionals. The Practice shall have ultimate and exclusive authority concerning issues related to:

            (a) Types, levels, and scope of Professional Eye Care Services to be provided (provided, however, that the Practice Advisory Council shall have the authority set forth in Section 2.7(d),with respect to non-professional ancillary services);

            (b) Recruitment of Professionals to the Practice, including the specific qualifications and specialties of recruited Professionals;

            (c) Any optometric related functions;

            (d) Fee schedules;

            (e) Frequency and/or volume of patient encounters;

            (f) The discipline of any Professionals or Non-Professional Personnel who are employed by, retained by, or otherwise affiliated with the Practice with respect to the performance of Professional Eye Care Services or Clinical Duties, as applicable; and

            (g) Any other decisions required by applicable law to be made solely by Professionals and not by non-Professionals.

      2.9 MEETINGS OF THE PRACTICE ADVISORY COUNCIL. The Practice Advisory Council shall meet on a regular basis as mutually agreed by the Parties. A special meeting of the Practice Advisory Council may be called by Professional Business Manager, Retail Business Manager or the Practice upon two (2) weeks' notice, except in the event of an emergency, in which case a special meeting may be called by Professional Business Manager, Retail Business Manager or the Practice upon three (3) business days' notice. Meetings may be held telephonically or by any other means agreeable to the Parties.

                                   ARTICLE III

              OBLIGATIONS AND RESPONSIBILITIES OF BUSINESS MANAGER

      3.1 MANAGEMENT SERVICES. Professional Business Manager shall provide all Management Services as are necessary and appropriate for the day-to-day administration of the business aspects of the Office's operations, pursuant to the terms of this Professional Business Management Agreement. Professional Business Manager shall operate in a reasonable and customary manner with due consideration to the Practice's past business practices and shall operate in accordance with all applicable laws, rules and regulations which are necessary and material to the Professional Business Manager's performance of the Management Services. Professional Business Manager will provide in good faith and with due diligence its services consistent with management services generally provided in operations of an optometric practice similar in size, type and operations in the Commonwealth. All costs and expenses related to Professional Business Manager's duties contained in this Article III shall be Office Expenses unless limited or excluded as an Office Expense pursuant to the terms of this Professional Business Management Agreement. Professional Business Manager hereby consents and agrees to provide all Management Services to all Office facilities and locations; provided, however, that during the Term of this Professional Business Management Agreement and except for its obligations pursuant to this Professional Business Management Agreement, the Practice shall not establish operate, or provide Professional Eye Care Services at any new Office facility or location without the consent and approval of the Practice Advisory Council; and provided further that during the Term of this Agreement the Practice shall not engage any individual or entity other than Professional Business Manager to provide

Management Services to the Practice without the consent and approval of the Practice Advisory Council.

      3.2 OFFICE, FACILITIES AND EQUIPMENT.

            (a) Professional Business Manager shall procure for or on behalf of the Practice one or more Offices that are deemed by the Parties to be reasonable, necessary and appropriate, and the expense associated therewith shall be an Office Expense. Professional Business Manager shall consult with the Practice regarding the condition, use and needs of Office facilities, offices and improvements. The Practice shall pay when due all rents and expenses of the Office, including without limitation expenses for leasehold or facility improvements. Such rents and expenses shall be Office Expenses.

            (b) To the extent required to provide Office space to the Practice, Professional Business Manager shall negotiate and administer all leases of and agreements for Office facilities or locations on behalf of the Practice, provided, however, that Professional Business Manager shall consult with the Practice on all professional or clinical matters relating thereto and that the Practice, in its sole discretion, may reject or otherwise refuse to enter into any lease negotiated by Professional Business Manager.

            (c) Professional Business Manager shall provide all non-health care equipment, fixtures, office supplies, furniture and furnishings as are reasonable and approved in the Budget for the operation of the Office and the provision of Professional Eye Care Services. If the Practice wishes to choose additional equipment, which the Professional Business Manager determines not to acquire or lease, the Practice may acquire or lease such equipment, and the expense related thereto shall be deemed a Practice Expense.

            (d) Professional Business Manager shall provide, finance, or cause to be provided or financed health care related equipment as reasonably required by the Practice. The Practice shall have final authority in all health care equipment selections; provided, however, that if the Practice chooses to acquire health care equipment which is not in the Budget and which Professional Business Manager reasonably chooses not to acquire, expenses related thereto shall be treated as a Practice Expense and such equipment shall be owned by the Practice; provided further that following such acquisition or lease by the Practice, if the Practice Advisory Council determines after a period of six months of use such equipment is reasonably certain to result in material profit to Professional Business Manager (taking into account the cost or expense and anticipated revenues associated with such equipment), then Professional Business Manager shall acquire such equipment from the Practice by either (at Professional Business Manager's option), paying cash or by assuming the liability associated with such equipment, or if such equipment is then being leased by the Practice, by assuming such lease. In the event of such an acquisition by Professional Business Manager, it shall reimburse the Practice for previous expenses applied thereto. Except for equipment which Professional Business Manager elects not to acquire or lease which are acquired or leased by the Practice pursuant to Section 3.2(a), (b), (c)) or (d), all health care and non-health care equipment, other than Professional-owned automobiles, acquired for the use of the Practice shall be owned by Professional Business Manager and the depreciation and related capital charge shall be Professional Business Manager Expense. Professional Business Manager may make recommendations to the Practice on the relationship between its health care equipment decisions and the overall administrative and financial operations of the Practice.

            (e) Professional Business Manager shall be responsible for the repair and maintenance of the Office, consistent with the Practice's responsibilities under the terms of any lease or other use arrangement, and for the prompt repair, maintenance, and replacement of all equipment other than such repairs, maintenance and replacement necessitated by the gross negligence or willful misconduct of the Practice, its Professionals or other personnel employed by the Practice, the repair or replacement of which shall be a Practice Expense and not an Office Expense. Replacement equipment shall be acquired where Professional Business Manager in good faith determines, in consultation with the Practice, that such replacement is necessary or where the Budget has made allowances for such replacement.

      3.3 HEALTH CARE SUPPLIES. Professional Business Manager shall order, procure, purchase and provide on behalf of and as agent for the Practice all reasonable health care supplies unless otherwise prohibited by federal and/or state law. Furthermore, Professional Business Manager shall ensure that the Office is at all times adequately stocked with the health care supplies that are necessary and appropriate for the operation of the Office and required for the provision of Professional Eye Care Services. The ultimate oversight, supervision and ownership for all health care supplies is and shall remain the sole responsibility of the Practice and all costs and expenses relating to such supplies shall be an Office Expense. As used in this provision, the term "health care supplies" shall mean all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a license health care provider or requires a permit, registration, certification or other governmental authorization held by a licensed health care provider as specified under any federal and/or state law.

      3.4 SUPPORT SERVICES. Professional Business Manager shall provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services as are reasonably necessary and appropriate for the operation of the Office and the provision of Professional Eye Care Services therein.

      3.5 QUALITY ASSURANCE, RISK MANAGEMENT, AND UTILIZATION REVIEW. Professional Business Manager shall assist the Practice in the Practice's establishment and implementation of procedures to ensure the consistency, quality, appropriateness, and necessity of Professional Eye Care Services provided by the Practice, and shall provide, administrative support for the Practice's overall quality assurance, risk management, and utilization review programs. Professional Business Manager shall perform these tasks in a manner to ensure the confidentiality and non-discoverability of these program actions to the fullest extent allowable under state and federal law.

      3.6 LICENSES AND PERMITS. Professional Business Manager shall, on behalf of and in the name of the Practice, coordinate all development and planning processes, and apply for and use reasonable efforts to obtain and maintain all federal, state and local licenses and regulatory permits required for or in connection with the operation of the Office and the equipment (existing and future) located at the Office, other than those relating to the practice of optometry or the administration of drugs by Professionals retained by or associated with the Practice. The expenses and costs associated with obtaining and maintaining permits with respect to the Office shall be deemed Office Expenses.

      3.7 PERSONNEL.

            (a) SELECTION AND RETENTION OF PROFESSIONAL BUSINESS MANAGER'S PERSONNEL. Except as specifically provided in Section 4.3 of this Professional Business Management Agreement, Professional Business Manager shall, in consultation with the Practice, employ or otherwise retain and shall be responsible for selecting, hiring, training, supervising, and terminating, all management, administrative, technical, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection and other personnel (excluding Professionals) as Professional Business Manager deems reasonably necessary and appropriate for the operation of the Office and for Professional Business Manager's performance of its duties and obligations under this Professional Business Management Agreement. Consistent with reasonably prudent personnel management policies, Professional Business Manager shall seek and consider the advice, input, and requests of the Practice in regard to personnel matters. Professional Business Manager shall have sole responsibility for determining the salaries and providing fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement. Professional Business Manager reserves the right to change the number, composition or employment terms of such personnel in the future at Professional Business Manager's discretion, provided, however, that the termination of any of Professional Business Manager's personnel who occupy office manager or high level positions, and are primarily located at the Office must receive the approval of the Practice Advisory Council. Professional Business Manager and the Practice recognize and acknowledge that Professional Business Manager and personnel retained by Professional Business Manager may from time-to-time perform services for persons other than the Practice. This Professional Business Management Agreement shall not be construed to prevent or prohibit Professional Business Manager from performing such services for others or restrict Professional Business Manager from using its personnel to provide services to others. Professional Business Manager hereby disclaims any liability relating to the effect of its employees on the qualification of the Practice's retirement plans under the Internal Revenue Code, and all liabilities for such classification shall be solely the responsibility of the Practice.

            (b) TERMINATION OF PROFESSIONAL BUSINESS MANAGER'S PERSONNEL. If the Practice is dissatisfied with the services of any employee of Professional Business Manager or any personnel under Professional Business Manager's direction, supervision, and control, the Practice shall consult with Professional Business Manager. Professional Business Manager shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be relocated or terminated. All of Professional Business Manager's determinations regarding Professional Business Manager's personnel shall be governed by the overriding principle and goal of providing high quality optometric and/or therapeutic optometric support services. Employee assignments shall be made to assure consistent and continued rendering of high quality optometric and/or therapeutic optometric support services. The Professional Business Manager shall maintain established working relationships wherever possible, and Professional Business Manager shall make every effort consistent with sound business practices to honor the specific requests of the Practice with regard to the assignment of employees. Notwithstanding that which is contained in this Section 3.7(b), the Practice shall have the right and obligation to determine the direction, supervision, and control of any personnel while said personnel are involved in the performance of Clinical Duties, including prohibiting said personnel from being involved in the performance of Clinical Duties.

      3.8 CONTRACT NEGOTIATIONS. Professional Business Manager shall evaluate, assist in negotiations and administer on behalf of the Practice contracts that do not relate to the provision of Professional Eye Care Services as set forth in this Professional Business Management Agreement and/or as approved in the Budget. To the extent permitted by law, Professional Business Manager shall evaluate, assist in negotiations, administer and execute on the Practice's behalf, all contractual arrangements with third parties as are reasonably necessary and appropriate for the Practice's provision of Professional Eye Care Services, including, without limitation, negotiated price agreements with third-party payors, alternative delivery systems, or other purchasers of group health care services. The Professional Business Manager shall review and make recommendations to the Practice regarding the establishment or maintenance of relationships between the Practice and institutional health care providers and third-party payors, and the Practice shall review and approve all agreements with institutional health care providers and third-party payors. The Professional Business Manager shall also make recommendations to the Practice concerning discounted fee schedules, including capitated fee arrangements of which the Practice shall be a party, and the Practice shall review and approve all such capitated fee arrangements. The Practice shall have the final authority with regard to the entry into all such contractual arrangements relating to the provision of Professional Eye Care Services.

      3.9 BILLING AND COLLECTION. As an agent on behalf of and for the account of the Practice, Professional Business Manager shall establish and maintain credit and billing and collection services, policies and procedures, and shall use reasonable efforts to timely bill and collect all fees for all billable Professional Eye Care Services provided by the Practice, the Professionals or other personnel employed or otherwise retained by the Practice, provided that

Professional Business Manager shall perform these billing and collection services only to the extent that said services are not provided to, or arranged for, the Practice by Retail Business Manager. In connection with the billing and collection services to be provided hereunder, and throughout the Term (and thereafter as provided in Section 6.3), the Practice hereby grants to Professional Business Manager an exclusive special power of attorney and appoints Professional Business Manager as the Practice's exclusive true and lawful agent and attorney-in-fact (which shall be deemed revoked in the event of termination for cause by the Practice), and Professional Business Manager hereby accepts such special power of attorney and appointment, for the following purposes:

            (a) To bill the Practice's patients, in the Practice's name using the Practice's tax identification number and on the Practice's behalf, for all billable Professional Eye Care Services provided by the Practice to patients.

            (b) To bill, in the Practice's name using the Practice's tax identification number and on the Practice's behalf, all claims for reimbursement or indemnification from health maintenance organizations, self-insured employers, insurance companies, Medicare, Medicaid, and all other third party payors or fiscal intermediaries for all covered billable Professional Eye Care Services provided by the Practice to patients.

            (c) To collect and receive, in the Practice's name and on the Practice's behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts; provided, however, that the Practice shall review and approve (which approval shall not be unreasonably withheld) any decision by Professional Business Manager to undertake extraordinary collection measures, such as filing lawsuits, discharging or releasing obligors, or assigning or selling accounts at a discount to collection agencies. Professional Business Manager shall act in a professional manner and in compliance with all federal and state fair debt collection practices laws in rendering billing and collection services.

            (d) To deposit all amounts collected on behalf of the Practice into the Professional Practice Account which shall be and at all times remain in the Practice's name. The Practice covenants to transfer and deliver to the Professional Practice Account all funds received by the Practice from patients or third-party payors for billable Professional Eye Care Services and Optical Services. Upon receipt by Professional Business Manager of any funds from patients or third-party payors or from the Practice pursuant hereto for billable Professional Eye Care Services and Optical Services, Professional Business Manager shall immediately deposit the same into the Account. Professional Business Manager shall administer, be responsible for, and be obligated to pay for all Office Expenses; provided, however, that Professional Business Manager shall only be liable for Office Expenses to the extent of funds in the Professional Practice Account. Professional Business Manager shall disburse funds from the Professional Practice Account to creditors and other persons on behalf of the Practice, maintaining records of such receipt and disbursement of funds.

            (e) To take possession of, endorse in the name of the Practice, and deposit into the Professional Practice Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable of the Practice.

            (f) To sign checks on behalf of the Practice, and to make withdrawals from the Professional Practice Account for payments specified in this Professional Business Management Agreement. Upon request of Retail Business Manager, the Practice shall execute and deliver to the financial institution wherein the Professional Practice Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to Professional Business Manager by the Practice pursuant to this Section 3.9. The special power of attorney granted herein shall be coupled with an interest and shall be irrevocable except with Professional Business Manager's written consent. The irrevocable power of attorney shall expire when this Professional Business Management Agreement has been terminated, all accounts receivable payable to Professional Business Manager pursuant to this Professional Business Management Agreement have been collected, and all Management Fees due to Professional Business Manager have been paid. If Professional Business Manager assigns this Professional Business Management Agreement in accordance with its terms, the Practice shall execute a power of attorney in favor of the assignee in a form acceptable to Professional Business Manager.

      3.10 MAINTENANCE OF PROFESSIONAL PRACTICE ACCOUNT.

            (a) POWER OF ATTORNEY. Professional Business Manager shall have access to the Professional Practice Account solely for the purposes stated herein. In connection herewith and throughout the term of this Professional Business Management Agreement, the Practice hereby grants to Professional Business Manager an exclusive special power of attorney for the purposes stated herein and appoints Professional Business Manager as the Practice's exclusive, true, and lawful agent and attorney-in-fact, and Professional Business Manager hereby accepts such special power of attorney and appointment, to deposit into the Professional Practice Account all funds, fees, and revenues received from Retail Business Manager pursuant to its obligations under the Retail Business Management Agreement and/or collection by Professional Business Manager for Professional Eye Care Services rendered to patients of the Office, and for all other professional and Office services and to make withdrawals from the Professional Practice Account for payments specified in this Professional Business Management Agreement and as requested from time-to-time by the Practice. Notwithstanding the exclusive special power of attorney granted to Professional Business Manager hereunder, the Practice may, upon reasonable advance notice to Professional Business Manager, draw checks on the Account; provided, however, that the Practice shall neither draw checks on the Professional Practice Account nor request Professional Business Manager to do so if the balance remaining in the Professional Practice Account after such withdrawal would be insufficient to enable Professional Business Manager to pay on behalf of the Practice any Office Expense attributable to the operations of the Office or to the provision of Professional Eye Care Services and/or any other obligations of the Practice. Limits on authority to sign checks and purchase orders shall be mutually agreed upon by Professional Business Manager and the Practice.

            (b) PAYMENTS FROM THE PROFESSIONAL PRACTICE ACCOUNT. From the funds collected and deposited by the Professional Business Manager in the Professional Practice Account, the Professional Business Manager shall pay in the following order of priority and in accordance with applicable requirements under law or contract:

                  (i) any refunds owed to patients by the Practice;

                  (ii) any unpaid or past due compensation owed to the Professional Business Manager pursuant to Section 5.1 hereof,

                  (iii) all Office Expenses;

                  (iv) Practice Expenses;

                  (v) Shareholder Expenses up to an amount equal to One Hundred Thirty Nine Thousand And No/100 Dollars ($139,000.00) on an annualized basis, multiplied in the case of years ending after December 31, 1998 by the Inflation Adjustment;

                  (vi) the current Base Management Fee compensation owed to the Professional Business Manager pursuant to Section 5.1 hereof, and

                  (vii) all remaining Shareholder Expenses.

            (c) ADDITIONAL DOCUMENTS. Upon request of Professional Business Manager, the Practice shall execute and deliver to the financial institution wherein the Professional Practice Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to Professional Business Manager by the Practice pursuant to this Section 3.9. The special power of attorney granted herein shall be coupled with an interest and shall be irrevocable except with Professional Business Manager's written consent. The irrevocable power of attorney shall expire when this Professional Business Management Agreement has been terminated, all accounts receivable payable to Retail Business Manager pursuant to this Retail Business Management Agreement have been collected, and all Management Fees due to Retail Business Manager have been paid. If Professional Business Manager assigns this Professional Business Management Agreement in accordance with its terms, the Practice shall execute a power of attorney in favor of the assignee in a form acceptable to Professional Business Manager. Professional Business Manager shall not make any withdrawal from the Professional Business Manager.

Professional Business Manager shall not make any withdrawal from the Professional Practice's unless expressly authorized in this Professional Business Management Agreement.

            (d) PAYROLL ACCOUNT. A Practice payroll account in the name of the Practice shall be established on behalf of the Practice for payroll to non-shareholder Professionals of the Practice. Funds for this account shall be received as Practice Expenses. The Practice, as employer of said non-shareholder Professionals, and Professional Business Manager, as agent and attorney of the Practice shall each have signing capacity to access the account for payroll.

      3.11 FISCAL MATTERS.

            (a) ANNUAL BUDGET. The initial Annual Budget shall be agreed upon by the parties before the execution of this Professional Business Management Agreement. Thereafter, annually and at least thirty (30) days prior to the commencement of each fiscal year of the Practice, the Professional Business Manager, in consultation with the Practice, shall prepare and deliver to the Practice a proposed Budget, setting forth an estimate of the Practice's revenues and expenses for the upcoming fiscal year. The Practice shall review the proposed Budget and either approve the proposed Budget or request any changes within twenty-one (21) days after receiving the proposed Budget. Disputes concerning the Budget shall, at the request of either party hereto, be submitted to the Practice Advisory Council. In the event the Parties are unable to agree on a Budget by the beginning of the fiscal year, until an agreement is reached, the Budget for the prior year shall be deemed to be adopted as the Budget for the current year, with each line item in the Budget (with the exception of the Management Fee which shall be established pursuant to the terms of this Professional Business Management Agreement) increased or decreased by one of the following, whichever is most appropriate relative to the particular item of income or expense, (i)the percentage by which the Adjusted Gross Revenue in the current year, excluding any damages paid by any Professional to the Practice under any Restrictive covenant or otherwise, has increased or decreased compared to the corresponding period of the prior year; (ii) the increase or decrease from the prior year in the Consumer Price Index - Health/Medical Services for the relevant region; and (iii) the proportionate increase or decrease in mutually agreed upon personnel costs as measured by the increase or decrease in full-time-equivalent personnel. The Practice Advisory Council may revise or modify the Budget from time to time during the applicable fiscal year to reflect changing circumstances affecting the Practice. Additionally, notwithstanding the above, no change in an adopted Budget shall be contrary to the terms and spirit of this Professional Business Management Agreement nor shall it have any effect on the Management Fee expressly agreed to herein, unless approved in advance in writing by the Parties hereto.

            (b) OBLIGATIONS OF PROFESSIONAL BUSINESS MANAGER. Professional Business Manager shall use commercially reasonable efforts to manage and administer the operations of the Office as herein provided so that the actual revenues, costs and expenses of the operation and maintenance of the Office during any applicable period of the Practice's fiscal year shall be consistent with the Budget.

            (c) ACCOUNTING AND FINANCIAL RECORDS. Professional Business Manager shall establish and administer accounting procedures, controls, and systems for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of the Office and the provision of Professional Eye Care Services, all of which shall be prepared and maintained in accordance with GAAP. Professional Business Manager shall prepare and deliver to the Practice (i) within sixty (60) days of the end of each of the first three (3) fiscal quarters in each fiscal year, and
(ii) within one hundred twenty (120) days of the end of each fiscal year, a balance sheet and a profit and loss statement reflecting the financial status of the Practice in regard to the provision of Professional Eye Care Services as of the end of such period, all of which shall be prepared in accordance with GAAP consistently applied. In addition, Professional Business Manager shall prepare or assist in the preparation of any other financial statements or records as the Practice may reasonably request.

            (d) SALES AND USE TAXES. Professional Business Manager and the Practice acknowledge and agree that to the extent that any of the services to be provided by Professional Business Manager hereunder may be subject to any state sales and use taxes, Professional Business Manager may have a legal obligation to collect such taxes from the Practice and to remit the same to the appropriate tax collection authorities. The Practice agrees to have applicable state sales and use taxes attributable to the services to be provided by Professional Business Manager hereunder treated as an Office Expense.

      3.12 REPORTS AND RECORDS.

            (a) HEALTH CARE RECORDS. All files and records relating to the operation of the Office, including without limitation, accounting, billing and collection, and patient records shall at all times be and remain the property of the Practice and shall remain under its possession, custody, and control. Subject to the foregoing and to the extent permitted by applicable law, Professional Business Manager shall, in consultation with the Practice, establish, monitor, and maintain procedures and policies for the timely, appropriate, and efficient preparation, filing, retrieval, and secure storage of such records. Patient records shall be located at Office facilities so that they are readily accessible for patient care. Patient records shall not be removed from Office premises without the express written consent of the Practice, except as specified herein. Patient records for patients not seen within the last three years may be stored in a commercial storage facility or other location Professional Business Manager shall designate, provided that Professional Business Manager shall notify the Practice of the location of said records. All such health care records shall be retained and maintained by the Practice and the Professional Business Manager as agent for the Practice in accordance with all applicable state and federal laws relating to the confidentiality and retention thereof. In this regard, Professional Business Manager shall use its best efforts to preserve the confidentiality of patient records and shall use information contained in such records only as the agent for the Practice and for the limited purposes necessary to perform the services set forth herein.

      (b) OTHER REPORTS AND RECORDS. Professional Business Manager shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for the Practice's provision of Professional Eye Care Services, and shall be prepared to analyze and interpret such reports and records upon the request of the Practice.

      3.13 RECRUITMENT OF THE PRACTICE'S PROFESSIONALS. Upon the Practice's request, Professional Business Manager shall coordinate, supervise or perform all administrative services reasonably necessary and appropriate to recruit potential Professionals to become employees of the Practice. It will be and remain the sole and complete responsibility of the Practice to interview, select, contract with, supervise, control and terminate all Professionals performing Professional Eye Care Services or other professional services.

      3.14 CONFIDENTIAL AND PROPRIETARY INFORMATION.

            (a) Professional Business Manager agrees that it shall not disclose any Confidential Information of the Practice to other persons without the Practice's express written authorization, that such Confidential Information shall not be used in any way detrimental to the Practice, and that Professional Business Manager will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these nondisclosure obligations; provided, however, that Professional Business Manager may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Professional Business Management Agreement, it being understood and agreed by Professional Business Manager that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by Professional Business Manager not to disclose to any other person any Confidential Information.

            (b) Notwithstanding clause (a) above, Professional Business Manager may share, subject to the restrictions of this Section, with other professional corporations, associations, ophthalmology and optometry practices, or health care delivery entities the practice statistics of the Practice, including utilization review data, quality assurance data, cost data, outcomes data, or other practice data. The Practice statistics and confidential information may be disclosed within the Practice, to managed care providers or other third party payors for the purpose of obtaining or maintaining third party payor contracts or reimbursements, or to financial analysts and underwriters; provided that any disclosure outside the Practice for any purpose not related to managed care contracting shall not identify any Professional by name without the Practice's consent and will not disclose or divulge patient identifying information.

      3.15 PROFESSIONAL BUSINESS MANAGER'S INSURANCE. Throughout the Term, Professional Business Manager shall, as an Office Expense, obtain and maintain with commercial carriers, through self-insurance or some combination thereof, appropriate workers' compensation coverage for Professional Business Manager's employed personnel provided pursuant to this Professional Business Management Agreement, and professional, casualty and comprehensive general liability insurance covering Professional Business Manager, Professional Business Manager's personnel, and all of Professional Business Manager's equipment in such amounts, on such basis and upon such terms and conditions as Professional Business Manager deems appropriate but which insurance is consistent with the insurance which is maintained by the Practice pursuant to Section 4.5 of this Professional Business Management Agreement. Professional Business Manager shall cause the Practice to be named as an additional insured on Professional Business Manager's professional, casualty and comprehensive general liability policy. Upon the request of the Practice, Professional Business Manager shall provide the Practice with a certificate evidencing such insurance coverage. Professional Business Manager, in agreement with the Practice, may also carry, as an Office expense, key person life and disability insurance on any Shareholder or Professional employee of the Practice in amounts determined reasonable and sufficient by the Professional Business Manager. Professional Business Manager shall be the owner and beneficiary of any such insurance, although the Parties hereby agree that the proceeds of any such insurance shall be paid to the Account as Adjusted Gross Revenues unless the Parties agree to a specific split of the proceeds. Should only the Practice choose to obtain key person fife and disability insurance, the Practice shall pay all premiums as a Practice Expense and shall receive all proceeds. Further, if only the Professional Business Manager chooses to obtain such insurance, Professional Business Manager shall pay all premiums as a Professional Business Manager Expense and shall receive the proceeds. The Practice shall cause its Professionals to submit to a medical examination necessary to obtain such insurance.

      3.16 NO WARRANTY OR REPRESENTATIONS. The Practice acknowledges that Professional Business Manager has not made and will not make any express or implied warranties or representations that the Management Services provided by Professional Business Manager will result in any particular amount or level of income to the Practice. Specifically, Professional Business Manager has not represented that its Management Services will result in higher revenues, lower expenses, greater profits, or growth in the number of patients treated by the Practice's Professionals.

      3.17 MARKETING AND PUBLIC RELATIONS. Professional Business Manager acknowledges that the Practice desires a public relations program to enhance its optometric and/or therapeutic optometric practice and to extend the Office's ability to provide Professional Eye Care Services to patients. Subject to the Practice's approval, Professional Business Manager shall design and implement an appropriate public relations program on behalf of the Practice, with appropriate emphasis on public awareness of the availability of Professional Eye Care Services at the Office. The public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by the optometrical and optometric professions.

      3.18 PURCHASE OF THE OFFICE ASSETS. Contemporaneous with the execution of this Professional Business Management Agreement, Professional Business Manager shall enter into a Bill of Sale whereby Professional Business Manager shall purchase from the Practice substantially all of the furniture, fixtures, and equipment used in the operation of the Office prior to execution of this Professional Business Management Agreement.

      3.19 ACQUISITION OF SERVICES AND SUPPLIES. In obtaining services, supplies and personnel for or on behalf of the Practice pursuant to this Professional Business Management Agreement, Professional Business Manager shall be authorized to obtain such services, supplies and personnel from an affiliate of Professional Business Manager provided that the Office Expenses which are incurred by or on behalf of the Professional Business Manager shall be consistent with the expenses of optical dispensaries similar in size, type, and operations in the Commonwealth.

      3.20 COORDINATION OF OBLIGATIONS AND RESPONSIBILITIES. Professional Business Manager shall, in good faith, coordinate all of its obligations and responsibilities under this Professional Business Management Agreement with Retail Business Manager's performance of its obligations and responsibilities under the Retail Business Management Agreement. Any dispute, conflict or disagreement between Professional Business Manager and Retail Business Manager regarding their respective obligations and responsibilities shall be referred to the Practice Advisory Council for resolution.

                                   ARTICLE IV

                OBLIGATIONS AND RESPONSIBILITIES OF THE PRACTICE

      4.1 PROFESSIONAL SERVICES. The Practice shall diligently conduct the business of an optometric and/or therapeutic optometric practice, including utilizing its capacities to the greatest extent practicable to provide Professional Eye Care Services to patients of the Office. The Practice shall retain that number of Professional as are reasonably necessary and appropriate in the sole discretion of the Practice for the provision of Professional Eye Care Services and shall determine their assignment and scheduled hours of practice at Office locations. The Practice shall provide Professional Eye Care Services to the Office's patients in compliance at all times with ethical, laws and regulations applying to the optometric and/or therapeutic optometric professions. The Practice shall ensure that each Professional associated with or employed by the Practice to provide optometric and/or therapeutic optometric care to the Office's patients is licensed by the Commonwealth of Virginia. The Practice shall establish and implement a program to monitor the quality of Professional Eye Care Services provided at the Office (the "Continuous Quality Improvement Program"). The Continuous Quality Improvement Program shall be designed to promote and maintain quality care consistent with accepted practices prevailing from time to time in the area where each Office facility is situated

      4.2 OPTOMETRIC AND THERAPEUTIC OPTOMETRIC PRACTICE. The Practice shall use and occupy the Office for the provision of Professional Eye Care Services and shall comply with all applicable local rules, ordinances and all standards of optometric and/or therapeutic optometric care. It is expressly acknowledged by the parties that the optometric and/or therapeutic optometric practice or practices conducted at the Office shall be conducted solely by Professionals employed by or under contract with the Practice, and no other Professional shall be permitted to use or occupy the Office without the prior written consent of Professional Business Manager.

      4.3 EMPLOYMENT OF PROFESSIONALS. Subject to Section 3.13 hereof, the Practice shall be responsible for the hiring, compensation, supervision, evaluation, and termination of all Professionals. At the request of the Practice, Professional Business Manager shall be available to consult with the Practice respecting such matters. The Practice shall be responsible for the payment of such Professionals' salaries and wages, payroll taxes, benefits, and all other taxes and charges now or hereafter applicable to them. The Practice shall employ and contract only with licensed Professionals who meet applicable credentialing guidelines established by the Practice. The Practice shall not in any fiscal year contract in the aggregate with Professionals for an amount (including the cost of associated benefits, payroll expense, and professional liability coverage) which is greater than the amount provided for such purpose in the Budget for such fiscal year. The Practice represents, warrants and covenants that on or before ninety (90) days from the effective date of this Professional Business Management Agreement it will have obtained, shall in the future obtain, and shall enforce formal written employment agreements from each of its present full-time (an average of thirty (30) or more hours per week) Professionals, except for the President of the Practice, and those employed in the future in substantially the form attached hereto as Exhibit 4.3A ("Employment Agreement") containing a restrictive covenant (the "Restrictive Covenant"). The Practice further represents, warrants and covenants that the President of the Practice has entered into an employment agreement substantially the form attached hereto as Exhibit 4.313, (the "Presidents Employment Agreement Commission") which agreement is currently and shall remain in force and effect during the term of this Agreement unless terminated in accordance therewith.

      4.4 PROFESSIONAL STANDARDS. As a continuing condition of Professional Business Manager's obligations hereunder each Professional and any other Professional personnel retained by the Practice to provide Professional Eye Care Services must (i) have and maintain a valid and unrestricted license to practice optometry or ophthalmology in the Commonwealth, (ii) comply with be controlled and governed by, and provide Professional Eye Care Services in accordance with applicable federal, state and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the optometric community wherein the principal Office of the Practice is located, and (iii) provide on a continual basis, quality care to its patients.

      4.5 PRACTICE'S INSURANCE. The Practice shall, as a Practice Expense, obtain and maintain with commercial carriers chosen by the Practice appropriate workers' compensation coverage for the Practice's employed personnel, if any, and professional and comprehensive general liability insurance covering the Practice and each of the Professionals involved in the provision of Professional Eye Care Services. The comprehensive general liability coverage with respect to each of the Professionals shall be in the minimum amount of One Million Dollars ($1,000,000) and professional liability coverage shall be in the minimum amount of One Million Dollars ($1,000,000) for each occurrence and One Million Dollars ($1,000,000) annual aggregate. The insurance policy or policies shall provide for at least thirty (30) days' advance written notice to the Practice from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause. Upon the termination of this Professional Business Management Agreement for any reason, the Practice shall continue to carry professional liability insurance in the amounts specified herein for the shorter period of
(i) the period set forth in the Commonwealth's statute of repose (or if no statute of repose exists, the Commonwealth's statute of limitations) for bringing professional malpractice claims based upon injuries which are not immediately discoverable plus any applicable tolling periods, or (ii) ten (10) years after termination; or if the Practice dissolves or ceases to practice optometry, the Practice shall obtain and maintain as a Practice Expense "tail" professional liability coverage, in the amounts specified in this Section for the shorter period of (i) the period set forth in the Commonwealth's statute of repose (or if no statute of repose exists, the Commonwealth statute of limitations) for bringing professional malpractice claims based upon injuries which are not immediately discoverable plus any applicable tolling periods, or
(ii) ten (10) years. The Practice shall be responsible for paying all premiums for Shareholder "tail" insurance coverage and such coverage shall be a Practice Expense; provided, however, that the Practice may cause its Professionals to be responsible for paying the premiums for such "tail" insurance coverage.

      4.6 CONFIDENTIAL AND PROPRIETARY INFORMATION. The Practice agrees that it shall not disclose any Confidential Information of the Professional Business Manager to other persons without Professional Business Manager's express written authorization, such Confidential Information shall not be used in any way detrimental to Professional Business Manager, and the Practice will keep such Confidential Information confidential and will ensure that its affiliates and advisors who have access to such Confidential Information comply with these nondisclosure obligations; provided, however, that the Practice may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Professional Business Management Agreement, it being understood and agreed by the Practice that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by the Practice not to disclose to any other person any Confidential Information.

      4.7 NON-COMPETITION. The Practice hereby recognizes, acknowledges, and avers that Professional Business Manager will incur substantial costs in providing the equipment, support services, personnel, management, administration, and other items and services that are the subject matter of this Professional Business Management Agreement and that in the process of providing services under this Professional Business Management Agreement, the Practice will be privy to financial and Confidential Information, to which the Practice would not otherwise be exposed. The Parties also recognize that the services to be provided by Professional Business Manager will be feasible only if the Practice operates an active practice to witch the Professionals associated with the Practice devote their full time and attention. The Practice agrees, acknowledges, and avers that the non-competition covenants described hereunder are necessary for the protection of Professional Business Manager, and that Professional Business Manager would not have entered into this Professional Business Management Agreement without the following covenants.

            (a) Except as specifically agreed to by Professional Business Manager in writing, the Practice covenants and agrees that during the Term of this Professional Business Management Agreement and for a period of one (1) year from the date this Professional Business Management Agreement is terminated other than if terminated by the Practice for cause, or expires, the Practice shall not directly or indirectly own (excluding ownership of less than one percent (1%) of the equity of any publicly traded entity and excluding ownership of the common stock of Professional Business Manager), manage, operate, control, contract with, lend funds to, lend its name to, maintain any interest whatsoever in, or be employed by, any enterprise (i) having to do with the provision, distribution, promotion, or advertising of any type of management or administrative services or products to third parties in competition with Professional Business Manager, within a 10 mile radius of any Office; and/or
(ii) offering any type of service(s) or product(s) to third parties substantially similar to those offered by Professional Business Manager to the Practice in Competition with Professional Business Manager within a 10 mile radius of any Office. Notwithstanding the above restriction, nothing herein shall prohibit (i) the Practice or any of its Shareholders from providing management and administrative services to this or their own optometry practice after the termination of this Professional Business Management Agreement; (ii) the Practice or its Shareholders from contracting with a third party manager to provide administrative or management services for its or their professional eye care practices after termination of this Professional Business Management Agreement; (iii) any of the Practice's Shareholders from providing management and administrative services to their own optometry practices after the termination of their employment relationship with the Practice, and (iv) such Shareholders from contracting with a third-party manager to provide administrative or management services for their professional eye care practices after the termination of their employment relationship with the Practice.

            (b) RESTRICTIVE COVENANTS BY OPTOMETRISTS. Under the Restrictive Covenant, the non-Shareholder Professionals shall agree not to practice optometry and/or therapeutic optometry or provide Optical Services within a certain radius, as set forth in Exhibit 4.7A, of the Office location at which such non-Shareholder Professionals performed services on a regular basis for sixteen (16) or more hours per week or one thousand (1,000) hours during the last twelve (12) months of such Professionals' employment with the Practice. The Restrictive Covenant shall be effective for a period of one (1) year following termination of employment with the Practice and may be subject to a liquidated damages provision as authorized hereafter. A list of non-Shareholder Professionals the Practice has required to execute Employment Agreements as of the effective date of this Professional Business Management Agreement is attached hereto as Exhibit 4.7B.

            (c) LIQUIDATED DAMAGES. The Practice represents, warrants, and covenants that the Restrictive Covenant described above contains a liquidated damages provision, consistent with the laws of the Commonwealth, mandating the payment of $25,000.00 in liquidated damages. Any liquidated damage amount collected by the Practice through enforcement of the Restrictive Covenant shall be delivered immediately to Professional Business Manager for deposit in the Account and included in the Adjusted Gross Revenue. The Practice hereby stipulates and agrees that Professional Business Manager will suffer severe harm if the Practice fails or refuses to obtain and enforce the Restrictive Covenant, including the aforesaid liquidated damages provision. The Practice further stipulate and agree that the parties may be unable to quantify such severe harm, and, accordingly, the Practice shall pay to Professional Business Manager the amount of $25,000.00, as agreed upon stipulated damages in the event of such failure or refusal to obtain and enforce the Restrictive Covenant. Any liquidated damage amount collected from the Practice as a result of its failure or refusal to enforce the Restrictive Covenant, shall be immediately paid to Professional Business Manager, and shall not be included in the Adjusted Gross Revenue for the Practice.

            (d) The Practice understands and acknowledges that Professional Business Manager shall suffer severe harm in the event that the foregoing non-competition covenants in Section 4.7 are violated, and accordingly, if the Practice breaches any obligation of Section 4.7, in addition to any other remedies available under this Professional Business Management Agreement, at law or in equity, Professional Business Manager shall be entitled to enforce this Professional Business Management Agreement by injunctive relief and by specific performance of the Professional Business Management Agreement, such relief to be without the necessity of posting a bond, cash or otherwise. Additionally, nothing in this Section 4.7(d) shall limit Professional Business Manager's right to recover any other damages to which it is entitled as a result of the Practice's breach. The time period for which the non-competition covenant is effective shall be extended day for day for the time period the Practice is in violation of the non-competition covenant. If any provision of the covenants is held by a court of competent jurisdiction to be unenforceable due to an excessive time period, geographic area, or restricted activity, the covenant shall be reformed to comply with such time period, geographic area, or restricted activity that would be held enforceable. Following termination of this Professional Business Management Agreement pursuant to Section 6.2(b) hereof, the Practice shall not amend, alter or otherwise change any term or provision of the Restrictive Covenants or liquidated damages provisions of the Employment Agreements or the President's Employment Agreement with the Professionals. Following termination of this Agreement pursuant to Section 6.2(a) hereof, the Practice and the Professionals shall be relieved of the restrictions imposed by this Section 4.7.

      4.8 NAME, TRADEMARK. The Practice represents and warrants that on and after sixty (60) days from the effective day of this Professional Business Management Agreement, the Practice shall conduct its professional practice under the name of, and only under the name of "Hour Eyes Optometrists, P. C." and that such name is duly registered, qualified, or licensed under the laws of the Commonwealth, and that, to the Practice's knowledge, the Practice is the sole and absolute owner of the name in the Commonwealth. The Practice covenants and promises that, without the prior written consent of the Professional Business Manager, the Practice will not:

            (a) take any action that is reasonably likely to result in the loss of registration, qualification or licensure of the name;

            (b) fail to take any reasonably necessary action that will maintain the registration qualification, or licensure current;

            (c) license, sell, give, or otherwise transfer the name or the right to use the name to any optometry practice, Optometrist, professional corporation, office or any other entity; or

            (d) cease conducting the professional practice of the Practice under the name.

      4.9 BILLING INFORMATION AND ASSIGNMENTS, ESTABLISHMENT OF FEES. The Practice shall promptly provide the Professional Business Manager with all billing and other information reasonably requested by the Professional Business Manager to enable it to bill and collect the Office's fees and other charges and reimbursement claims pursuant to Section 3.9, and the Practice shall use its best efforts to procure consents to assignments and other approvals and documents necessary to enable the Professional Business Manager to obtain payment or reimbursement from third parties for such fees, other charges and claims.

      4.10 PROVIDER AGREEMENTS. The Practice shall have ultimate authority with regard to all contractual arrangements with third parties for the Practice's provision of Professional Eye Care Services, and the Practice may at its sole discretion reject or otherwise refuse to enter into any such contractual arrangement.

      4.11 TAX MATTERS. The Practice shall prepare or arrange for the preparation by an accountant selected by the Practice of all appropriate corporate tax returns and reports required of the Practice including such returns and reports required with respect to the Professional Practice Account. All costs and expenses relating to the preparation of such returns and reports shall be deemed a Practice Expense.

      4.12 SHAREHOLDERS' UNDERTAKING TO ENFORCE CERTAIN PROVISIONS OF AGREEMENT. The Practice shall cause to be executed by all Shareholders of the Practice an undertaking in the form of Exhibit 4.12 by such Shareholders to ensure that the covenants not to compete described in Section 4.7 of this Professional Business Management Agreement are enforced by the Practice against any individuals violating such covenants.

      4.13 LIMITATIONS ON ACTIONS OF THE PRACTICE. The Practice shall not take any of the following actions without the express prior written consent of Professional Business Manager:

            (a) Any action leading to or intended to result in the merger, combination or consolidation of the Practice or Office with, or acquisition of the Practice, the Office, or their businesses by, any other entity;

            (b) Mortgage or encumber any of the Practice's real, personal or mixed property as security for any indebtedness which is not contemplated by the Budget;

            (c) Pay any dividend or make any other distribution, whether in cash or in kind, to Shareholders of the Practice, if any compensation owed by the Practice to Professional Business Manager hereunder has not been paid in full, and if any and all monetary obligations of the Practice to Professional Business Manager have not been fully paid in accordance with the terms of any and all documents governing such obligations;

            (d) Dissolve or liquidate the Practice, or take any action with a view to or likely to have the result of the dissolution or liquidation of the Practice; or

            (e) Authorize the provision of professional services such that the income derived therefrom is not owned by the Practice; provided that no such consent is necessary for (i) professional services performed by Professionals during said Professionals' vacation time, or (ii) professional services performed in connection with duties and responsibilities as a member of the Reserves or National Guard.

      4.14 LEASES OF OFFICE. The Practice shall maintain and fulfill all of its obligations under leases of Office facilities or locations.

                                    ARTICLE V

                         BUSINESS MANAGER'S COMPENSATION

      5.1 BASE MANAGEMENT FEE. The Practice and Professional Business Manager agree to the compensation set forth herein as being paid to Professional Business Manager in consideration of a substantial commitment made by Professional Business Manager hereunder and that such fees are fair and reasonable. Each month Professional Business Manager shall be paid that percentage set forth in Exhibit 5.1 of Adjusted Gross Revenue.

      5.2 ADJUSTMENTS TO MANAGEMENT FEES FOR NEW OFFICES. Notwithstanding anything in this Professional Business Management Agreement to the contrary, in calculating the Base Management Fee pursuant to Section 5.1 hereof, the following provisions shall govern:

            (i) The calculation of the Base Management Fee shall not include the revenues and expenses associated with any New Office during its first twelve
(12) months of operation (the "Initial Period") if the Net Earnings associated with such New Office during such Initial Period is less than or equal to zero.

            (ii) In the event that Net Earnings for such New Office exceeds zero, the Base Management Fee to be paid to Professional Business Manager with respect to such New Office shall be equal to such Net Earnings but shall not exceed the Base Management Fee as applied to the New Office and as calculated pursuant to Section 5.1 of the Agreement.

      5.3 REASONABLE VALUE. Payment of the Management Fee is not intended to be and shall not be interpreted or applied as permitting Professional Business Manager to share in the Practice's fees for Professional Eye Care Services or any other services, but is acknowledged as the Parties' negotiated agreement as to the reasonable fair market value of Professional Business Manager's commitment to pay all Office Expenses and the fair market value of the equipment, contract analysis and support, other support services, purchasing, personnel, management, administration, strategic management and other items and services furnished by Professional Business Manager pursuant to the Professional Business Management Agreement, considering the nature and volume of the services required and the risks assumed by Professional Business Manager. The Practice and Professional Business Manager recognize and acknowledge that Professional Business Manager will incur substantial costs and business risks in undertaking to pay all Office Expenses and in providing the support services, personnel, marketing, management, administration, and other items and services that are the subject matter of this Professional Business Management Agreement. It is the intent of the Parties that the Management Fee reasonably compensate Professional Business Manager for the value to the Practice of Professional Business Manager's administrative expertise, given the considerable business risk to Professional Business Manager in providing the Management Services that are the subject of this Professional Business Management Agreement.

      5.4 PAYMENT OF MANAGEMENT FEE. To facilitate the payment of the Management Fee as provided in Section 5.1 hereof, the Practice hereby expressly authorizes Professional Business Manager to make withdrawals of the Management Fee from the Professional Practice Account as such fee becomes due and payable during the Term in accordance with Section 3.10(a) and after termination as provided in
Section 6.3. Professional Business Manager shall deliver to the Practice an invoice for the Management Fee accompanied by a reasonably detailed statement of the information upon which the Management Fee calculation is based.

      5.5 DISPUTES REGARDING FEES.

            (a) It is the Parties' intent that any disputes regarding performance standards of the Professional Business Manager be resolved to the extent possible by good faith negotiation. To that end, the Parties agree that if the Practice in good faith believes that Professional Business Manager has failed to perform its obligations, and that as a result of such failure, the Practice is entitled to a se-off or reduction in its Management Fees, the Practice shall give Professional Business Manager notice of the perceived failure and request in the notice a set-off or reduction in Management Fees. Professional Business Manager and the Practice shall then negotiate the dispute in good faith, and if an agreement is reached, the Parties shall implement the resolution without further action. At the request of Professional Business Manager or the Practice, the Practice Advisory Council shall make recommendations to Professional Business Manager with respect to any dispute concerning a set off or reduction in Management Fees.

            (b) If the Parties cannot reach a resolution within a reasonable time, the Parties shall submit the dispute to mediation to be conducted in accordance with the American Arbitration Association's Commercial Mediation Rules.

            (c) If the mediation process fails to resolve the dispute, the dispute shall be submitted by either Party to binding arbitration under Section 8.7.

                                   ARTICLE VI

                              TERM AND TERMINATION

      6.1 INITIAL AND RENEWAL TERM. The Term of this Professional Business Management Agreement will be for an initial period of forty (40) years after the effective date, and shall be automatically renewed for successive five (5) year periods thereafter, provided that neither Professional Business Manager nor the Practice shall have given notice of termination of this Professional Business Management Agreement at least one hundred twenty (120) days before the end of the initial term or any renewal term, or unless otherwise terminated as provided in Section 6.2 of this Professional Business Management Agreement.

      6.2 TERMINATION.

            (a) TERMINATION BY THE PRACTICE. The Practice may immediately terminate this Professional Business Management Agreement at its discretion, upon written notice pursuant to Section 8.3, as follows:

                  (i) If Professional Business Manager becomes insolvent by reason of its inability to pay its debts as they mature; is adjudicated bankrupt or insolvent; files a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States or shall have such a petition filed against it w1iich is not discharged within thirty (30) days; has a receiver or other custodian, permanent or temporary, appointed for its business, assets or property; makes a general assignment for the benefit of creditors; has its bank accounts, property or accounts attached; has execution levied against its business or property; or voluntarily dissolves or liquidates or has a petition filed for corporate dissolution and such petition is not dismissed with thirty (30) days;

                  (ii) If the Professional Business Manager fails to comply with any material provision of this Professional Business Management Agreement and does not correct such failure within ninety (90) days after written notice of such failure to comply is delivered by the Practice specifying the nature of the breach in reasonable detail; or

                  (iii) Professional Business Manager commits any act of fraud misappropriation or embezzlement, or any other felony and as a result the Professional Business Manager is unable to substantially perform under the terms of this Professional Business Management Agreement.

            (b) TERMINATION BY PROFESSIONAL BUSINESS MANAGER Professional Business Manager may immediately terminate this Professional Business Management Agreement at its discretion, upon written notice pursuant to Section 8.3, as follows:

                  (i) The revocation, suspension, cancellation or restriction of any Shareholders' license to practice optometry in the Commonwealth if, in the reasonable discretion of the Professional Business Manager, the Practice will not be financially viable after such revocation, suspension, cancellation, or restriction.

                  (ii) If the Practice becomes insolvent by reason of its inability to pay its debts as they mature; is adjudicated bankrupt or insolvent; files a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States or shall have such a petition filed against it which is not discharged within thirty (30) days; has a receiver or other custodian, permanent or temporary, appointed for its business, assets or property; makes a general assignment for the benefit of creditors; has its bank accounts, property or accounts attached; has execution levied against its business or property; or voluntarily dissolves or liquidates or has a petition filed for corporate dissolution and such petition is not dismissed with thirty
(30) days,

                  (iii) If the Practice fails to comply with any material provision of this Professional Business Management Agreement, or any other agreement with Professional Business Manager, and does not correct such failure within ninety (90) days after written notice of such failure to comply is delivered by Professional Business Manager specifying the nature of the breach in reasonable detail;

                  (iv) If the Practice or any of the Practice Professionals commit any act of fraud, misappropriation or embezzlement, or any other felony and as a result the

Practice is unable to substantially perform under the terms of this Professional Business Management Agreement; or

                  (v) If any of the material representations of the Practice are false or incorrect when made or hereafter become materially false or incorrect or any warranty of the Practice is materially breached.

            (c) TERMINATION BY AGREEMENT. In the event the Practice and Professional Business Manager shall mutually agree in writing, this Professional Business Management Agreement may be terminated on the date specified in such written agreement.

            (d) LEGISLATIVE, REGULATORY OR ADMINISTRATIVE CHANGE. In the event there shall be a change in the Medicare or Medicaid statutes, federal statutes, state statutes, case law, administrative interpretations, regulations or general instructions, the adoption of new federal or state legislation, a change in any third-party reimbursement system, or any finding, ruling, or decree of any regulatory body concerning this Professional Business Management Agreement, any of which are reasonably likely to materially and adversely affect the manner in which either Party may perform or be compensated for its services under this Professional Business Management Agreement or which shall make this Professional Business Management Agreement or any related agreements unlawful or unenforceable, or which would be reasonably likely to subject either Party to this Professional Business Management Agreement, or any member, shareholder, officer, director, employee, agent or affiliated organization to any civil or criminal penalties or administrative sanctions, the Parties shall immediately use their best efforts to enter into a new service arrangement or basis for compensation for the services furnished pursuant to this Professional Business Management Agreement that complies with the law, regulation, policy, finding, ruling, or decree, or which minimizes the possibility of such penalties, sanctions or unenforceability, and that approximates as closely as possible the economic position of the Parties prior to the change. If the Parties are unable to reach a new agreement within sixty (60) days, this Professional Business Management Agreement shall be terminated upon ninety (90) days written notice by either party to the other.

      6.3 EFFECTS OF TERMINATION.

            (a) OBLIGATION AFTER TERMINATION. Upon termination of this Professional Business Management Agreement, as hereinabove provided, neither Party shall have any further obligations hereunder except for

                  (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fee relating to services provided prior to the termination of this Professional Business Management Agreement;

                  (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term, including, without limitation, insurance, indemnities and non-competition provisions, which provisions shall survive the expiration or termination of this Professional Business Management Agreement;

                  (iii) the obligation of the Practice described in Section 6.4; and

                  (iv) the obligation of the Practice to repay amounts advanced by Professional Business Manager to the Practice.

            (b) RECEIPT OF COLLECTIONS AFTER TERMINATION. In effectuating the provisions of this Section 6.3, the Practice specifically acknowledges and agrees that if this Professional Business Management Agreement terminates pursuant to Sections 6.1, 6.2(b) or 6.2 (d), Professional Business Manager shall continue for a period not to exceed ninety (90) days to exclusively collect and receive on behalf of the Practice all cash collections from accounts receivable in existence at the time this Professional Business Management Agreement is terminated, it being understood that

                  (i) such cash collections will represent compensation to Professional Business Manager to the extent of all outstanding obligations to Professional Business Manager by the Practice pursuant to this Agreement; for Management Services already rendered;

                  (ii) Professional Business Manager shall not be entitled to collect accounts receivable after the termination date if this Agreement is terminated pursuant to Section 6.2(a);

                  (iii) the Professional Business Manager shall deduct from such cash collections any other amounts owed to Professional Business Manager under this Professional Business Management Agreement, including, without limitation, ten percent (10%) of such cash collections as its Management Fee during any period after the termination of this Professional Business Management Agreement while such collections are taking place and any reasonable costs incurred by Professional Business Manager in carrying out the post termination procedures and transactions contemplated herein; and

                  (iv) Professional Business Manager shall remit remaining amounts from such collection activities, if any, to the Practice.

            (c) SURRENDER OF BOOKS AFTER TERMINATION. Upon the expiration or termination of this Professional Business Management Agreement for any reason or cause whatsoever, Professional Business Manager shall surrender to the Practice all books and records pertaining to the Office.

      6.4 PURCHASE OBLIGATION. Upon expiration of this Professional Business Management Agreement in accordance with Section 6.1 or termination of this Professional Business Management Agreement by Professional Business Manager, as set forth in Sections 6.2(b) or 6.2(d) above, the Practice shall upon Professional Business Manager's demand:

            (a) to the extent requested by Professional Business Manager, purchase from Professional Business Manager at book value all of the assets, including inventory and supplies, listed in the Bill of Sale whereby Professional Business Manager acquired from the Practice substantially all of the furniture, fixtures, and equipment used in the operation of the Office prior to execution of this Professional Business Management Agreement, including all replacements and additions thereto made by Professional Business Manager pursuant to the performance of its obligations under this Professional Business Management Agreement, as adjusted in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments through the last day of the month most recently ended prior to the date of such termination.

            (b) Assume all contracts and leases and the Practice's pro rata share of all debts and payables that are obligations of Professional Business Manager and that relate principally to the performance of Professional Business Manager's obligations under this Professional Business Management Agreement; provided, however, that the Practice shall only be obligated to assume such contacts and leases if the Practice will be able to enjoy the benefits of the contracts and leases following such assumption;

            (c) Purchase from Professional Business Manager at book value all of the assets, tangible and intangible, including inventory and supplies NOT listed in said Bill of Sale but used in the operations of the Office, including all replacements and additions thereto made by Professional Business Manager pursuant to the performance of its obligations under this Professional Business Management Agreement, and all other assets, set forth on the books of Professional Business Manager as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Office, depreciation, amortization, and other adjustments of assets shown on the books of Professional Business Manager; and

            (d) Cause to be executed by Shareholders of the Practice such security agreements reasonably required by Professional Business Manager in connection with the purchase described in this Section 6.4. All current Shareholders of the Practice shall on or before the effective date of this Professional Business Management Agreement, and all individuals who become Shareholders of the Practice after the effective date of commencement of this Professional Business Management Agreement shall upon becoming a Shareholder of the Practice, execute and deliver to Professional Business Manager an undertaking to comply with this Section 6.4 which shall be in the form of
Exhibit 6.4.

            6.5 CLOSING OF PURCHASE. When the Practice purchases the assets pursuant to Section 6.4, the Practice shall pay cash or deliver a note payable in equal monthly installments over five (5) years at an interest rate not to exceed "prime" plus one (1%) percent ("prime" being the commercial lending rate of NationsBank, N.A. ), per annum, for the purchased assets. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Professional Business Manager, if any, assumed by the Practice, by any payment the Professional Business Manager has failed to make under this Professional Business Management Agreement, and by any unpaid portion of any promissory notes payable by Professional Business Manager to any Shareholder of the Practice. The Practice and all Shareholders of the Practice shall execute such documents as may be required to assume the liabilities set forth in Section 6.4(b) and to remove Professional Business Manager from any liability with respect to such purchased asset. The closing date for the purchase shall be determined by the Parties, but shall in no event occur later than the expiration date of this Professional Business Management Agreement if this Agreement expires in accordance, with Section 6. 1, or sixty (60) days from the date of the notice of termination for cause. The termination of this Professional Business Management Agreement shall become effective upon the closing of the sale of the assets if the assets are purchased, and all Parties shall be released from any restrictive covenants provided for in Section 4.7 on the closing date. From and after any termination, each Party shall provide the other Party with reasonable access to the books and records then owned by it to permit such requesting Party to satisfy reporting and contractual obligations that may be required of it.

      6.6 LIMITATION OF LIABILITY. In no event shall Professional Business Manager be liable to the Practice for any indirect, special or consequential damages or lost profits, arising out of or related to this Professional Business Management Agreement or the performance or breach thereof, even if Professional Business Manager has been advised of the possibility thereof.

                                   ARTICLE VII

                       INDEMNIFICATION THIRD PARTY CLAIMS

      7.1 INDEMNIFICATION BY THE PRACTICE. The Practice shall indemnify and hold harmless Professional Business Manager and Professional Business Manager's shareholders, directors, officers, agents and employees, from and against all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, resulting in any manner, directly or indirectly, from the negligent or intentional acts or omissions of the Practice or its members, Shareholders, directors, officers, employees, agents or independent contractors, including but not limited to any such claims, demands, liabilities, losses, damages, costs and expenses which accrued or arose prior to the date of execution of this Professional Business Management Agreement.

      7.2 INDEMNIFICATION BY PROFESSIONAL BUSINESS MANAGER. Professional Business Manager shall indemnify and hold harmless the Practice, and the Practice's members, Shareholders, directors, officers, agents and employees, from and against any and all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, resulting in any manner, directly or indirectly, from the negligent or intentional acts or omissions of Professional Business Manager or its shareholders, directors, officers, employees, agents or independent contractors.

      7.3 NOTICE OF CLAIM FOR INDEMNIFICATION. No claims for indemnification under this Professional Business Management Agreement relating to claims solely between the Parties shall be valid unless notice of such claim is delivered to the Practice (in the case of a claim by Professional Business Manager) or Professional Business Manager (in the case of a claim by the Practice) within one (1) year after the Party making such claim first obtained knowledge of the facts upon which such claim is based. Any such notice shall set forth in reasonable detail, to the extent known by the Party giving such notice, the facts on which such claim is based and the resulting estimated amount of damages.

      7.4 MATTERS INVOLVING THIRD PARTIES.

            (a) If the Practice or Professional Business Manager receives notice or acquires knowledge of any matter which may give rise to a claim by another person and which may then result in a claim for indemnification under this Professional Business Management Agreement, then: (i) if such notice or knowledge is received or acquired by the Practice, the Practice shall promptly notify Professional Business Manager; and (ii) if such notice or knowledge is received or acquired by Professional Business Manager, the Professional Business Manager shall promptly notify the Practice; except that no delay in giving such notice shall diminish any obligation under this Professional Business Management Agreement to provide indemnification unless (and then solely to the extent) the Party from whom such indemnification is sought is prejudiced.

            (b) Any Party from whom such indemnification (the "Indemnifying Party") is sought shall have the right to defend the Party seeking such indemnification (the "Indemnified Parry") against such claim by another person (the "Third Party Claim") with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as: (i) within fifteen
(15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against all adverse consequences the Indemnified Party may suffer caused by, resulting from or arising out of or relating to such Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources necessary to defend against the Third Party Claim and fulfill its indemnification obligations; (iii) the Third Party Claim seeks money damages; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim (other than an optometric malpractice claim) is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnified Party.

            (d) If any of the conditions specified in Section 7.4(b) is not satisfied, however; (i)the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem advisable (and the Indemnified Parry need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' and accountants' fees and expenses); and (iii) the Indemnifying Party shall remain responsible for any adverse consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim to the fullest extent provided in this Professional Business Management Agreement.

      7.5 SETTLEMENT. Except as permitted by Section 7.4, a Party shall not compromise or settle any claim for which the other Party is obligated to indemnify it without the written consent of such Party.

      7.6 COOPERATION. The Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request in conjunction with assessing, defending and settling said claim.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 ADMINISTRATIVE SERVICES ONLY. Nothing in this Professional Business Management Agreement is intended or shall be construed to allow Professional Business Manager to exercise control, authority or direction over the manner or method by which the Practice and its Professionals perform Professional Eye Care Services or other professional health care services. The rendition of all Professional Eye Care Services, including, but not limited to, the prescription or administration of medicine and drugs, shall be the sole responsibility of the Practice and its Professionals, and Professional Business Manager shall not interfere in any manner or to any extent therewith. Nothing contained in this Professional Business Management Agreement shall be construed to permit Professional Business Manager to engage in the practice of optometry, it being the sole intention of the Parties hereto that the services to be rendered to the Practice by Professional Business Manager are solely for the purpose of providing non-optometric management and administrative services to the Practice so as to enable the Practice to devote its full time and energies to the professional conduct of its professional eye care practice and provision of Professional Eye Care Services to its patients.

      8.2 STATUS OF INDEPENDENT CONTRACTOR. The Practice and Professional Business Manager and their shareholders are not, and shall not be deemed to be by virtue of this Professional Business Management Agreement, joint venturers, partners, employees or agents of each other (except as expressly provided in this Professional Business Management Agreement). Except as may be expressly provided herein, neither Party shall have any authority to bind the other without the other's express written consent; and then only to the extent of the authority conferred by such express written consent. Each Party is an independent contractor, and each Party shall remain professionally and economically independent of the other. In the course of the business relationship contemplated in this Professional Business Management Agreement only the Practice and its Professionals shall practice optometry and/or therapeutic optometry, and they shall do so as independent professionals with no employment relationship to Professional Business Manager. Professional Business Manager and the Practice agree that the Practice shall retain absolute authority to direct the optometric, professional, and ethical aspects of its optometric and/or therapeutic optometric practice, any authority granted herein to Professional Business Manager concerning the business and administrative aspects of such practice notwithstanding. Each party shall be solely responsible for and shall comply with all state and federal laws applicable to that party pertaining to employment taxes, income tax withholding, unemployment compensation contributions, and other employment related matters.

      8.3 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when in writing and personally delivered or mailed by prepaid certified or registered mail, return receipt requested, addressed as follows:

            The Practice:            Dr. Samit's Hour Eyes Optometrists, P.C.
                                     5568 General Washington Drive
                                     Suite A-215
                                     Alexandria, Virginia 22312
                                     Attention: Daniel Poth, O.D.

            Retail Business Manager: Visionary MSO, Inc.

                                     5568 General Washington Drive
                                     Suite A-215
                                     Alexandria, Virginia 22312
                                     Attention: Robert Brodney

            with a copy to:          Cox & Smith Incorporated
                                     112 E. Pecan, Suite 1800
                                     San Antonio, Texas 78205
                                     Attention: James B. Smith, Jr.

or to such other address, or to the attention of such other person or officer, as any party may by written notice designate.

      8.4 GOVERNING LAW. This Professional Business Management Agreement shall in a respects be governed, interpreted and construed in accordance with the laws of the Commonwealth without giving effect to principles of comity or conflicts of laws thereof.

      8.5 JURISDICTION AND VENUE. Professional Business Manager and the Practice hereby consent to the personal jurisdiction and venue of the state and federal courts in the judicial circuit where the Practice has its principal corporate office, and do hereby waive all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum.

      8.6 ASSIGNMENT. Except as may be herein specifically provided to the contrary, this Professional Business Management Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors, and assigns; provided, however, that the Practice may not assign this Professional Business Management Agreement without the prior written consent of Professional Business Manager, which consent may be withheld. Professional Business Manager may assign or transfer its rights and obligations under this Professional Business Management Agreement only in the following situations: (a) pursuant to a merger of Professional Business Manager into another entity or the sale of substantially all of the assets of Professional Business Manager; (b) pursuant to the sale and/or assignment of all of this Professional Business Management Agreement with the Practice's consent, which shall not be unreasonably withheld; (c) pursuant to a transfer or assignment of this Professional Business Management Agreement to one of Professional Business Manager's subsidiaries; or (d) pursuant to any transfer or assignment to or by any financial lender of the Professional Business Manager, and this Professional Business Management Agreement is subordinate to the rights of such lender. After such assignment and transfer, the Practice agrees to look solely to such assignee or transferee for performance of this Professional Business Management Agreement.

      8.7 ARBITRATION. Any and every dispute of any nature whatsoever that may arise between the Parties, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement or any other agreement between the Parties, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The Parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any Party or the Parties jointly shall request the American Arbitration Association to submit to each Party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the Party bringing the claim, until the names of three
(3) persons remain, or one (1) person if the case is to be heard by a single arbitrator. The Parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrator(s) for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. The arbitrator(s), or a majority of them, shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the Parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrators shall have no authority to award punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, attorney's fees declaratory relief, and permanent injunctive relief, if applicable. Unless otherwise agreed by the parties, the arbitration shall be held in Atlanta, Georgia. This Section 8.7 shall not prevent either Party from seeking a temporary restraining order or temporary or preliminary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement. In the event a Party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this Section 8.7, which shall continue to govern any and every dispute between the Parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

      8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO, OR INVOLVING IN ANY WAY, THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY

FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that it has had an opportunity to consult with legal counsel and that he/she it knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

      8.9 WAIVER OF BREACH. The waiver by either Party of a breach or violation of any provision of this Professional Business Management Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

      8.10 ENFORCEMENT. In the event either Party resorts to legal action to enforce or interpret any provision of this Professional Business Management Agreement, the prevailing Party shall be entitled to recover the costs and expenses of such action so incurred, including, without limitation, reasonable attorneys' fees.

      8.11 GENDER AND NUMBER. Whenever the context of this Professional Business Management Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

      8.12 ADDITIONAL ASSURANCES. Except as may be herein specifically provided to the contrary, the provisions of this Professional Business Management Agreement shall be self-operative and shall not require further agreement by the Parties; provided, however, at the request of either Party, the other Party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting Party may deem necessary to effectuate this Professional Business Management Agreement.

      8.13 CONSENTS, APPROVALS, AND EXERCISE OF DISCRETION. Whenever this Professional Business Management Agreement requires any consent or approval to be given by either Party, or either Party must or may exercise discretion, and except where specifically set forth to the contrary, the Parties agree that such consent or approval shall not be unreasonably withheld or delayed, and that such discretion shall be reasonably exercised.

      8.14 FORCE MAJEURE. Neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Professional Business Management Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either Party's employees, or any other similar cause beyond the reasonable control of either Party unless such delay or failure in performance is expressly addressed elsewhere in this Professional Business Management Agreement. Notwithstanding the same, the Parties hereto agree to continue this Professional Business Management Agreement to the best degree they can so long as reasonably possible and the Practice shall not be excused from its obligations under Sections 4.1, 6.4 and 6.5 pursuant to this Section 8.14.

      8.15 SEVERABILITY. The Parties hereto have negotiated and prepared the terms of this Professional Business Management Agreement in good faith the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Professional Business Management Agreement or the application thereof to any person or circumstance shall be adjudged or rendered to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, an arbitration tribunal, a regulatory agency, or statute such provision shall be reformed, construed and enforced as if such unenforceable provision had not been contained herein, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Professional Business Management Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Professional Business Management Agreement is in violation of applicable law, then the Parties agree to negotiate in good faith to amend the Professional Business Management Agreement, to the extent possible consistent with its purposes, to conform to law.

      8.16 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or by applicable rules of any securities exchange or association of securities dealers, neither the Practice nor the Professional Business Manager shall issue any press release, make any public announcement or otherwise disclose any information for the purpose of publication by any print, broadcast or other public media, relating to the transactions contemplated by this Agreement, without the prior approval of the other Party.

      8.17 DIVISIONS AND HEADINGS. The division of this Professional Business Management Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convergence and shall not affect in any way the meaning or interpretation of this Professional Business Management Agreement.

      8.18 AMENDMENTS AND EXECUTION. This Professional Business Management Agreement and any amendments hereto shall be in writing and executed in multiple copies on behalf of the Practice by its President, and on behalf of Professional Business Manager by its President. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

      8.19 LICENSES, PERMITS AND CERTIFICATES. Professional Business Manager and the Practice shall each obtain and maintain in effect, at all times during the term of this Professional Business Management Agreement, all licenses, permits and certificates required by law which are applicable to the performance of their respective obligations pursuant to this Professional Business Management Agreement.

      8.20 NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Professional Business Management Agreement shall not confer any rights or remedies upon any person other than Professional Business Manager and the Practice and their respective successors and permitted assigns.

      8.21 COMPLIANCE WITH APPLICABLE LAWS. Professional Business Manager and the Practice shall comply with all applicable federal, state and local laws, regulations, rules and restrictions in the conduct of their obligations under this Professional Business Management Agreement.

      8.22 LANGUAGE CONSTRUCTION. The Practice and Professional Business Manager acknowledge that each Party hereto and its counsel have reviewed and revised this Professional Business Management Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Professional Business Management Agreement.

      8.23 ENTIRE PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT. With respect to the subject matter of this Professional Business Management Agreement, this Professional Business Management Agreement supersedes all previous contracts and constitutes the entire agreement between the Parties. Neither Party shall be entitled to benefits other than those specified herein. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Professional Business Management Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). The Parties specifically acknowledge that, in entering into and executing this Professional Business Management Agreement, the Parties rely solely upon the representations and agreements contained in this Professional Business Management Agreement and no others.

      8.24 AUTHORITY. Professional Business Manager and the Practice hereby warrant and represent to each other that they have the requisite corporate authority to execute and deliver this Professional Business Management Agreement in their respective name.

           (The remainder of this page is intentionally left blank.)

      IN WITNESS WHEREOF, the Practice and Professional Business Manager have caused this Professional Business Management Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                                       Dr. SAMIT'S HOUR EYES OPTOMETRIST,
                                       P.C. "The Practice"


                                       By:/s/Daniel Poth
                                          --------------------------
                                          Daniel Poth, O.D., Vice President


                                       VISIONARY MSO, INC.
                                       "Professional Business Manager"


                                       By:/s/Mark Pearson
                                          --------------------------
                                          Mark Pearson Vice President

                                  EXHIBIT 4.3A

                       EMPLOYMENT AGREEMENT (PROFESSIONAL)

                                  SEE ATTACHED

                                  EXHIBIT 4.3A
                       EMPLOYMENT AGREEMENT (PROFESSIONAL)

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into as of the ____ day of _________________, 199__, by and between ____________________, O.D.
("Employee"), and Dr. Samit's Hour Eyes Optometrist, P.C., a Virginia professional corporation ("Employer").

                              W I T N E S S E T H:

      WHEREAS, Employee is duly licensed to practice optometry in the Commonwealth of Virginia and desires to accept employment to practice optometry as an employee of Employer;

      WHEREAS, Employer is engaged in the practice of optometry and desires to employ Employee; and

      WHEREAS, Employer has offered Employee employment in consideration for the compensation and the other benefits herein provided, and Employee is willing to accept employment on such terms;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, it is agreed as follows:

      1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment from Employer, upon the terms and conditions herein provided.

      2. QUALIFICATIONS. Employee shall maintain a valid and unrestricted license to practice optometry in each jurisdiction in which Employee provides optometry services. In addition, Employee shall at all times during the term of this Agreement maintain at least those qualifications and credentials set forth in Exhibit "A" attached hereto.

      3. TERM. The term of this Agreement shall begin on the date first above written and shall continue for a period ending on _________________ (the "Initial Term"), unless sooner terminated as herein provided. At the end of the Initial Term or the Renewal Term (as herein defined), this Agreement, unless otherwise terminated, shall automatically renew for a period of one (1) year (the "Renewal Term") unless either party gives written notice of non-renewal of this Agreement to the other party sixty (60) days prior to the end of the current term.

      4. COMPENSATION. For all services rendered by Employee under this Agreement (and in addition to other monetary or other benefits specifically set forth herein), compensation shall be paid to Employee as set forth in Exhibit "B".

      5. DUTIES. Employee is employed to exclusively and actively practice optometry on behalf of Employer, and shall have those duties, and responsibilities set forth in Exhibit "N". Employee shall devote Employee's entire time and attention to the duties of Employer, and shall not engage in the practice of optometry except as an employee of Employer, unless otherwise authorized in writing by the Board of Directors of Employer. Employer shall have the authority to determine the assignment of patients to Employee and Employee must perform services for patients assigned to Employee. Employer shall have the authority to designate the days as well as the hours during the day Employee shall perform Employee's duties, except as otherwise mutually agreed between Employee and Employer. The authority to direct, control and supervise the duties, the responsibilities and the means, manner and time of performing such duties shall be exercised by Employer, provided, however, that Employer shall not impose duties or constraints which would require Employee to infringe the ethics of Employee's profession, or violate any federal, state or municipal laws, regulations or ordinances. Employee agrees to follow and abide by the ethics of Employee's profession, and all applicable federal, state and municipal laws, regulations and ordinances.

      6. OPTOMETRIC RECORDS. Employee shall, in accordance with Employer's policies, cause to be properly prepared and filed reports of all examinations, procedures and other professional services performed by Employee. It being understood and agreed that all reports, records and supporting documents which relate to the care and treatment of optometric patients by Employee are maintained by Employer, and the ownership and right of control of all such reports, records and supporting documents belong to Employer. Employee waives any and all rights in and claims to said records and hereby conveys and transfers to Employer all right, title and interest which Employee may have, if any, in the reports, records and supporting documents which relate to the care and treatment of optometric patients by Employee. In addition, Employee shall promptly submit such additional records as Employer deems to be required by any third party payors.

      7. WORKING FACILITIES. Employer shall furnish Employee with administrative support, supplies, equipment and such other facilities and services suitable to Employee's position and adequate for the performance of Employee's duties and responsibilities.

      8. FEES. Employer shall have the exclusive authority to determine the amount and nature of all fees and the procedure for establishing the fees to be charged patients of Employer.

      9. OWNERSHIP OF FEES AND INCOME. All income generated by Employee for Employee's professional services and all activities related thereto shall belong to Employer, whether paid directly to Employer or to Employee. Employee may be required (and agrees upon request of Employer so to do) to render a true accounting of all transactions relating to Employee's practice during the course of Employee's employment.

      10. PROFESSIONAL LIABILITY INSURANCE. Employer shall pay for and carry professional liability insurance, insuring Employer and Employee for professional errors, omissions, negligence, incompetence, and malfeasance in such amounts and pursuant to such terms as Employer, in its sole discretion, deems acceptable.

      11. BENEFITS AND PERQUISITES. During the term of this Agreement, Employee shall be entitled to participate in those health, accident and other benefit plans or programs from time to time in effect for other similarly situated employees or classes of employees, and shall be entitled to the specific benefits and perquisites set forth in Exhibit "B".

      12. TERMINATION. This Agreement shall terminate and the employment relationship between Employee and Employer automatically and immediately shall be severed upon the death of Employee, in which event Employer shall pay to the estate of Employee the compensation which otherwise would be payable to Employee up to the end of the month in which Employee's death occurs. Additionally, at any time during the Initial Term or any Renewal Term of this Agreement, this Agreement may be terminated and the employment relationship between Employee and Employer automatically and immediately severed upon written notice by Employer to Employee following the occurrence of any of the following:

      (a) Upon the disability of Employee, such being Employee's inability to perform one or more of the essential functions of Employee's position as required by this Agreement, due to an illness, injury or incapacity exceeding a period of ninety (90) days within a period of twelve consecutive months, provided such termination shall be in accordance with federal, state and local laws to the extent applicable to the employment of Employee;

      (b) The suspension, revocation or cancellation of Employee's right to practice optometry in any state, district or commonwealth;

      (c) The imposition of any restrictions or limitations by any governmental authority having jurisdiction over Employee or Employer to such an extent that Employee cannot engage in the professional practice for which he or she was employed;

      (d) Upon a material breach by Employee of this Agreement, provided such breach is not cured within thirty (30) days after the Employer provides written notice of the breach to the Employee and within three (3) days after such notice if such breach has been the subject of a written notice within two (2) years prior to notice of breach hereunder. "Material breach" shall include, but be not limited to, the following:

            (i) Employee fails or refuses, in the determination of Employer, to faithfully and diligently perform the usual customary duties of Employee's employment or adhere to the provisions of this Agreement, including those duties, responsibilities and conditions of employment set forth in Exhibit "A"; or

            (ii) Employee fails or refuses, in the determination of Employer, to comply with such policies, standards and regulations of Employer which from time to time may be reasonably established by Employer;

      (e) Employee breaches any fiduciary duty owed to Employer, or engages in unprofessional, unethical, immoral, illegal or fraudulent conduct, or is found guilty of unprofessional, illegal or unethical conduct by court, any board, institution, organization or professional society having any privilege or right to pass upon the conduct of Employee, or Employee's conduct discredits Employer or is detrimental to the reputation, character and standing of Employer; or

      (f) Such other event as is specifically set forth in Exhibit "B" hereto.

      13. EARLY TERMINATION. Employee recognizes that failure to complete the Initial Term or any Renewal Term and to provide appropriate notice to Employer will cause substantial harm to Employer in terms of loss of business, damage to business reputation, ability to obtain licensed optometrists to replace Employee, inconvenience to other employees of Employer, and the costs associated with finding a replacement. If Employee should terminate this Agreement and cease to perform hereunder (i) without providing to Employer the required non-renewal notice or (ii) prior to the end of the term of this Agreement, Employee shall pay to Employer the sum of Three Thousand Dollars ($3,000), as reimbursement to Employer of the costs to Employer associated with said early termination. Employee and Employer agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to Employer upon breach by Employee of the provisions of this paragraph. Employee and Employer agree that the payment set forth above is reasonable, and not a penalty, based upon the facts and circumstances of the parties at the time of entering this Agreement, and with due regard to future expectations.

      14. CONFIDENTIALITY AND COMPETITIVE ACTIVITIES. Employee specifically agrees to the covenants and provisions governing Confidentiality and Competitive Activities set forth in Exhibit "B".

      15. PATIENT CARE UPON TERMINATION. Upon any termination of this employment relationship, Employer shall provide duly licensed optometrists to assume the care and treatment of all patients previously assigned to Employee.

      16. RELATIONSHIP BETWEEN THE PARTIES. The parties recognize that the Board of Directors shall manage the business affairs of Employer and that the relationship between the parties hereto shall be that of an employer and an employee. Employee shall be entitled to participate in any plans, arrangements or distribution of and by Employer pertaining to or in connection with any pension, profit-sharing, or similar benefits and group life, health, accident and disability insurance or benefits, or similar fringe benefits for the employees of Employer, to the extent of and in accordance with the terms and provisions of any plan, arrangement or distribution, which may be in effect from time to time during the term of this Agreement. Employee stipulates and agrees that any and all such fringe benefits may be changed, altered, amended, discontinued, decreased or increased in the sole discretion of the Board of Directors of Employer.

      17. REMEDIES AND WAIVER OF BREACH. The waiver by any party hereto of any of the terms and conditions hereof or any breach of any provision of this Agreement shall not operate or be construed as a general waiver of any such terms and conditions or permit a subsequent breach by any party. Additionally, in the event of any violation of paragraph 14 hereof by Employee, the parties hereby recognize and acknowledge that a remedy at law will be inadequate and Employer may suffer irreparable injury. Accordingly, Employee consents to injunctive relief upon the institution of proceedings therefor by Employer in order to protect Employer's rights under such paragraph 14. If any covenant referred to in paragraph 14 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration and/or area of such covenant and, in its reduced form, such covenant shall then be enforceable. No delay or omission by Employer in exercising any right or remedy hereunder, or at law or in equity, and no payment to Employee of amounts owing him or her subsequent to the breach of any provision hereof or after the termination hereof, shall operate as a waiver of any rights or remedies which Employer may have hereunder and no single or partial exercise thereof shall preclude any other or further exercise thereof or of the exercise of any other right or remedy. Nothing in this paragraph 17 shall constitute a waiver of any of Employer's rights under paragraph 24 of this Agreement.

      18. ASSIGNMENT. Employee agrees that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee. This Agreement shall not be assignable by Employer except pursuant to a merger, to an affiliate of Employer or to a party which succeeds to the ownership of all or substantially all of the business and assets of Employer.

      19. NOTICES. Any notice given under this Agreement shall be sufficient if in writing and mailed by either registered or certified U.S. mail, return receipt requested, postage prepaid, to Employer at its permanent address and to Employee at Employee's residence address last known to Employer. Any such notice shall be effective upon the earlier of actual receipt or five (5) days after mailing in accordance with the preceding sentence.

      20. INVALID PROVISION. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all aspects as if such unenforceable or invalid provisions were omitted.

      21. CONSTRUCTION, VENUE AND BINDING EFFECT. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN THE COMMONWEALTH OF VIRGINIA, AND SHALL IN ALL RESPECTS BE INTERPRETED, CONSTRUED, AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE COMMONWEALTH OF VIRGINIA. Subject to the arbitration provisions of this Agreement, and without waiving the same, the exclusive venue for any dispute between the parties hereto arising under this Agreement shall be in the federal and state courts sitting in Commonwealth of Virginia. The captions used herein as headings of the various paragraphs hereof are for convenience only and are not to be used in determining or construing the intent or context of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties, their spouses, heirs, executors, personal representatives, and permitted assigns.

      22. BINDING ARBITRATION. Any and every dispute of any nature whatsoever that may arise between the Parties, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement or any other agreement between the Parties, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association, to the extent such rules do not conflict with the provisions of this paragraph. If the amount in controversy in the arbitration exceeds Two Hundred Fifty Thousand Dollars ($250,000), exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator. The Parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any Party or the Parties jointly shall request the American Arbitration Association to submit to each Party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the Party bringing the claim, until the names of three (3) persons remain, or one (1) person if the case is to be heard by a single arbitrator. The Parties may, however, by mutual agreement, request the American Arbitration Association to submit additional panels of possible arbitrators. The person(s) thus remaining shall be the arbitrators for such arbitration. If three (3) arbitrators are selected, the arbitrators shall elect a chairperson to preside at all meetings and hearings. The arbitrators, or a majority of them, shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all. procedural and evidentiary matters and the scheduling of any hearing. The award made by a majority of the arbitrators shall be final and binding upon the Parties thereto and the subject matter. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall have no authority to award punitive or exemplary damages or any statutory multiple damages, and shall only have the authority to award compensatory damages, arbitration costs, attorney's fees declaratory relief, and permanent injunctive relief, if applicable. Unless otherwise agreed by the parties, the arbitration shall be held in Tyson's Corner, Fairfax County, Virginia. This Paragraph 22 shall not prevent either Party from seeking a temporary restraining order or temporary or preliminary injunctive relief from a court of competent jurisdiction in order to protect its rights under this Agreement. In the event a Party seeks such injunctive relief pursuant to this Agreement, such action shall not constitute a waiver of the provisions of this Paragraph 22, which shall continue to govern any and every dispute between the Parties, including without limitation the right to damages, permanent injunctive relief and any other remedy, at law or in equity.

      23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE

WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING, IN ANY WAY THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that it has had an opportunity to consult with legal counsel and that he/she knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

      24. SURVIVING PROVISIONS. Notwithstanding the termination of this Agreement, whether upon the expiration of the term hereof or by earlier termination in accordance with the terms hereof or otherwise, the provisions of, and the obligations, rights and remedies of the parties pursuant to, paragraphs 9, 14, 15, 17, 21, 22, 23 and 24 and those sections of Exhibit "B" which so provide, shall survive the termination of this Agreement and remain in full force and effect.

      25. REPAYMENT. For any sums due to Employer from Employee pursuant to the terms herein, this Agreement shall serve as a specific written authorization by Employee to Employer for it to withhold from his or her compensation payments owed to Employer including deducting all outstanding amounts upon termination or non-renewal of this Agreement.

      26. ENTIRE AGREEMENT.

            (a) This Agreement (including all exhibits hereto) constitutes the entire agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to all subject matters hereof and all such prior agreements are hereby terminated. The exhibits referred to herein and attached hereto are incorporated herein and made a part hereof with the same effect as if set forth at length herein.

            (b) This Agreement may be amended or revoked at any time prior to the death, retirement or termination of Employee by a written agreement (including amendment and replacement of any exhibit or addendum hereto) executed by Employee and a designated officer of Employer. No change of or modification to this Agreement shall be binding or valid unless the same be in writing and signed by Employee and Employer.

            (The remainder of this page is intentionally left blank.)

      IN WITNESS WHEREOF, the parties have executed this agreement the day and year first above written.


                                    Dr. Samit's Hour Eyes Optometrist, P.C.
                                    ("Employer")


                                    By: __________________________________
                                    Title: _______________________________


                                    ______________________________________
                                    ____________________, O.D.
                                    ("Employee")

                                   EXHIBIT "A"
     (Attached to and incorporated into the foregoing Employment Agreement)

                       QUALIFICATIONS AND RESPONSIBILITIES

Employee is a optometrist who is qualified by training and experience to perform the duties of an optometrist with the available facilities, equipment and supporting technology provided by Employer. Employee is also expected to perform a number of other administrative and business development duties which further the goals of Employer. Many of these other items require additional time, effort, and dedication to long-term goals and objectives of Employer.

At all times during the term of this Agreement, Employee shall, as directed by Employer from time to time:

1.    Work a minimum of __________ (___) hours each week.

2. When scheduled, be available by telephonic access for purposes of optometric call coverage and consultation.

                                   EXHIBIT "B"
     (Attached to and incorporated into the foregoing Employment Agreement)

                       COMPENSATION, BENEFITS, PERQUISITES
                  AND OTHER TERMS AND CONDITIONS OF EMPLOYMENT

A. COMPENSATION. For all services rendered by Employee under this Agreement (and in addition to other monetary or other benefits referred to in this Agreement), compensation shall be paid by Employer to Employee as follows:

      (1) Employer shall Pay Employee, during the Initial Term of this Agreement, a regular salary in the annualized amount of ____________________ Dollars ($__________.00), payable in equal periodic installments in accordance with Employer's payroll practices and policies in effect from time to time. The regular salary of Employee shall be adjusted at the beginning of a renewal term by an amount equal to the sum total obtained by multiplying the then current regular annual salary by the CPI Adjustment Factor (defined below). As used herein, the term `CPI Adjustment Factor" shall mean the amount derived by dividing the CPI (as herein defined) most recently published as of the first day of the calendar year of the beginning of the subsequent term by the CPI most recently published as of the first day of the calendar year of the beginning of the current term. For purposes hereof "CPI" means the Consumer Price Index of Urban Consumers - For All Urban Consumers (all items 1982 - 1984 = 100), published by the United States Department of Labor, Bureau of Labor Statistics (the "Bureau"). If the CPI should ever cease to be published by the Bureau during the term of this Agreement, the CPI Adjustment Factor shall be computed by using an economic index selected by Employer, of generally recognized standing, that reflects the increase or decrease of the purchasing power of the dollar.

      (2) In addition to the regular salary, Employee may receive a bonus pursuant to a bonus program established by Employer. The amount and time of payment of such bonus and requirements to obtain such bonus shall be as set forth on Attachment B- 1.

B. PAID TIME OFF. Each calendar year (which shall be defined as January 1 through December 31), Employee shall be entitled paid time off, during which time Employee's compensation shall continue to be paid in full, in the following amounts:

-------------------------------------------------------------------------------
       YEARS OF FULL-TIME                        PAID TIME-OFF
           EMPLOYMENT                          PER CALENDAR YEAR
-------------------------------------------------------------------------------

During the 1st calendar year      Equivalent of 1 day per full month worked
-------------------------------------------------------------------------------

In the 2nd calendar year          12 days if employed less than 6 months in 1st
                                  calendar year

                                  14 days if employed 6 months or more in the
                                  1st calendar year
-------------------------------------------------------------------------------

In the 3rd calendar year and      17 days
thereafter
-------------------------------------------------------------------------------

      The scheduling of time off shall be subject to the prior approval of Employer. Paid time off is to include time absent from work (i) for vacation, (ii)due to illness or injury or (iii) for the purpose of attending continuing education conferences and meetings. Once Employee has used all paid time off for a calendar year, any additional time taken off by Employee during the same calendar year shall be without pay. Paid time-off not used in one Calendar Year may not be accrued and used in the subsequent Calendar Year. All unused paid time-off at the time of termination of employment shall be forfeited. If Employee is currently employed by Employer a parent, subsidiary or affiliate of Employer at the time of the ;execution of this Agreement, when determining the number of years of employment for purposes of this section, Employee shall be given credit for all years of employment during Employee's current period of employment by Employer.

      In addition to the above referenced paid time off, Employee shall be entitled to the following paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

C. DISABILITY. If Employee is unable to perform Employee's duties by reason of illness, injury, or any other disability, Employee shall be entitled to receive compensation during the period of such inability as follows:

      (1) If Employee is unable to perform Employee's duties by reason of a disability, including illness, injury, or other incapacity (including pregnancy), then for the period of such disability up to a period of forty-five thirty (45) days, including the use of any and all accrued and unused paid time-off, Employee shall be entitled to receive Employee's regular salary as specified in this Agreement but in no event shall Employee be entitled to receive compensation under such circumstances for more than forty-five (45) continuous days, or any forty-five (45) days during a period of one (1) year, including the use of any and all accrued and unused paid time off, provided that the compensation under this section C shall cease the date Employee is first eligible to receive payment of disability benefits under any disability insurance coverage provided by Employer.

      (2) While Employee is receiving compensation pursuant to this section C, Employee shall be eligible to participate in all employee benefits provided by Employer to the extent allowed under each of the benefit programs.

      (3) All accrued and unused used paid time-off of Employee for the current calendar year shall first be used in connection with time-off for a disability and shall be deducted from Employee's forty-five (45) days of paid disability pursuant to this section C.

      (4) If a controversy shall arise concerning the existence, cause, duration, or extent of disability claimed by Employee, the matter shall be resolved by a qualified independent physician mutually acceptable to Employee and Employer, who will make his determination in writing. If the parties can not agree as to a qualified independent physician, Employer shall appoint one physician and Employee shall appoint one physician, and the two physicians shall appoint a qualified independent physician who shall make a determination in writing. The determination of disability pursuant to this section C shall be final and binding on the parties.

      D. INDEMNIFICATION. Employer agrees to, and shall hereby, hold harmless and fully indemnify Employee of and from any and all liability, damage, cost or expense whatsoever incurred, relating to, or by reason of, acts and/or omissions of Employee in the course of employment pursuant to this Agreement, except to the extent that such liability, damage, cost, or expense is the result of the gross negligence or willful misconduct of Employee.

      E. EDUCATION AND LICENSES. Following the completion of the first six (6) months of the Initial Term of this Agreement, Employer shall pay for or reimburse Employee for approved expenses related to Employee's continuing education and licenses, up to a maximum of $500.00 per calendar year if Employee is licensed to dispense or prescribe diagnostic pharmaceutical agents or to a maximum of $750.00 per calendar year if Employee is licensed to dispense or prescribe therapeutic pharmaceutical agents and Employee uses said license in providing services pursuant to this Agreement.

      F.    DISCLOSURE OF CONFIDENTIAL INFORMATION.

            1. DEFINITION. "Confidential Information" shall mean all patient lists, patient account information, patient examination records, and any other records and books relating in any manner to the patients and business records of Employer (whether such records, books or lists are prepared by Employee or otherwise come into the possession or use of Employee). "Confidential Information" shall also mean any accounting, sales, advertising, vision insurance plan information, marketing or management information, methods or techniques, any business plans such as refractive and photo-refractive surgery plans and information, any computer programs and routines of Employer and any other information of any kind whatsoever, whether written or not, concerning, directly or indirectly, Employer, its plans, programs or operations, which information is not generally known in the industry or business in which Employer is or may become engaged during Employee's employment with Employer.

            2. PROTECTION OF CONFIDENTIAL INFORMATION, ETC. Employee shall not, at any time either during or after employment with Employer, in any manner, directly or indirectly, divulge, disclose, or communicate to any person, firm, corporation, association, or any other business entity, or use for personal benefit or for any other purpose than the exclusive benefit of Employer, its subsidiaries, successors, or assigns, Confidential Information or any information whatsoever concerning matters affecting or relating to the business of Employer which Employee knows or has reason to know would be valuable to competitors or potential competitors of Employer. Furthermore, but not by way of limitation to the foregoing, Employee shall not (i) make known to any person or business entity the names or addresses of any of the patients of Employer or any other information pertaining to such patients or (ii) call on, or solicit, or attempt to call on, or solicit any of the patients of Employer with whom Employee became acquainted or was assigned to examine during Employee's employment with Employer; provided that this prohibition shall not apply to advertisements in newspapers of general circulation or telephone directories, including the Yellow Pages.

            3. BOOKS AND RECORDS. Employee shall not, other than as necessary in the ordinary course of business, make copies of any books, documents, records or other written or printed, photographic, encoded, taped, electrostatically or electromagnetically encoded date or information of whatever nature (hereinafter the "documents") of Employer. Employee shall not, Without the prior written approval of Employer, remove any of the foregoing documents or copies thereof from the premises of the Company, and shall not, without the prior written approval of Employer, make available to third parties 'access to said Employer documents. Employee agrees that all records and books relating in any manner whatsoever to the patients, whether prepared by Employee or otherwise in the possession of Employee shall be exclusive property of Employer. All such books and records shall be immediately returned to Employer by Employee upon any termination of employment.

            4. PRESCRIPTIONS. Except as otherwise may be provided by law, lens prescriptions that may be written by Employee during the term of this agreement shall be and remain the exclusive property of Employer and Employee shall not use the same in any manner for any purpose whatever upon termination of the employment relationship without the prior written consent of Employer.

      G. COMPETITIVE Activities. During the term of employment with Employer and for a period of one (1) year thereafter, Employee shall not, directly or indirectly (whether for compensation or otherwise), alone or as officer, director, shareholder (excepting not more than 1% stockholdings for investment purposes in securities of publicly held and traded companies), partner, associate, employee, agent, principal, trustee, co-venturer, consultant or owner, own, manage, operate, join, control, advise or otherwise participate with or become interested in or associated with any person, firm, partnership, corporation or other entity which intends to engage, or is engaged, in the business of providing or rendering optometric services at, or within the Radius (as herein after defined) of any office or store of Employer in which Employee has provided services on a regular basis for sixteen (16) or more hours per week or one thousand (1,000) hours during the last twelve (12) months of this Agreement. The provisions of this section G shall survive the termination of this Agreement. For the purposes of this Agreement, the "Radius" shall mean (i) three (3) miles of any office or store of Employer which is not Within the District of Columbia or (ii) one-half (1/2) mile of any office or store in Washington, D.C. Employee hereby stipulates and agrees that Employer will suffer severe harm if Employee violates the restrictive covenant set forth in this Section G. Employee further stipulates and agrees that the parties may be unable to quantify the severe harm to Employer and, accordingly, Employee shall pay to Employer the amount of $25,000.00 in the event Employee violates this Section G.

      H. SOLICITATION OF EMPLOYEES. Employee agrees that during the term of this Agreement, and for a period of one (1) year thereafter, without the written consent of Employer, Employee will not directly or indirectly contact or solicit to employ, or employ, any of the then current or past employees of Employer, any subsidiary or affiliate of Employer or any employees of any company which is providing management services to Employer or said company's subsidiaries or affiliates, unless such person shall have ceased to be employed by Employer (or its subsidiary or affiliate or the company managing Employer or said company's subsidiary or affthate, as the case may
            be) and such cessation of employment shall have occurred at least twelve (12) months prior thereto; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

                                ATTACHMENT "B-1"
     (Attached to and incorporated into the foregoing Employment Agreement)


                                     BONUS


      Employee shall be entitled to participate in a performance based bonus plan as established by Employer, which bonus plan may be amended, revised or terminated, in the discretion of Employer.

Dated: ____________________, 199__.



Dr. Samit's Hour Eyes Optometrist, P.C.
("Employer")


By: _______________________________
Title: ____________________________


___________________________________
____________________, O.D.
("Employee")

                                  EXHIBIT 4.3B

                              EMPLOYMENT AGREEMENT

                             (PRESIDENT OF PRACTICE)

                                  SEE ATTACHED

                                  EXHIBIT 4.3A
                  EMPLOYMENT AGREEMENT (PRESIDENT OF PRACTICE)

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") made and entered into as of the day of September, 1997, by and between Dr. Samit's Hour Eyes Optometrist, P.C., a Virginia professional corporation (the "Company"), or its assigns, and Daniel Poth, O.D. ("Executive" or "Dr. Poth");

                             W I T N E S S E T H:

      WHEREAS, pursuant to that certain Stock Purchase Agreement dated as of September ___, 1997 (the "Stock Purchase Agreement"), by and among Dr. Poth, Dr. Robert A. Samit and Dr. Michael Davidson, Dr. Poth purchased all of the capital stock of the Company (the "Acquisition"); and

      WHEREAS, Employee is duly licensed to practice optometry in the Commonwealth of Virginia and desires to accept employment to practice optometry as an employee of Employer;

      WHEREAS, in connection with the Acquisition and the other transactions related thereto, Executive is required to enter into this Agreement concurrent with the consummation of the Acquisition; and

      WHEREAS, Executive desires to serve in the employment of the Company on the terms and conditions set forth below;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

      1. EMPLOYMENT. The Company hereby employs Executive to serve as President of the Company, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

      2. TERM. The term of this Agreement shall commence on the date hereof (the "Effective Date") and shall terminate on December 31, 2002, subject to earlier termination and extension as hereinafter provided (the "Term"). Thereafter, this Agreement shall automatically renew for successive five-year terms unless either party gives written notice of its election not to renew at least thirty (30) days prior to the end of the then current period. In the event of such extension, all of the terms and conditions of this Agreement shall remain in full force and effect.

      3. DUTIES, QUALIFICATIONS AND OPTOMETRIC RECORDS. (a) During the Term, Executive shall serve as the President of the Company with such title, duties and responsibilities as established from time to tune by the Board of Directors of the Company (the "Board"), or such person who may be appointed by the Board to oversee the operations of the Company. Such duties and responsibilities shall include, but not be limited to, the management of the other optometrists employed by the Company and the operations of the Company in Virginia and such other states as the Company has operations. Executive agrees that he will devote substantially all of his full business time, attention and energies to the business of the Company, and to the performance of his duties hereunder. Executive shall devote his time and attention to the duties of the Company, and shall not engage in the practice of optometry except as an employee of the Company or with respect to the stores of Hour Eyes, Inc. pursuant to that certain optometric director agreement between Executive, an entity owned by Executive, and Hour Eyes, Inc. Executive will at all times report to the board of directors of the Company or such person who may be appointed by the Board to oversee the operations of the Company and its direct and indirect subsidiaries and affiliates. Executive shall abide by all of the Company's policies and procedures, as may be adopted from time to time by the Company. Executive shall maintain a valid and unrestricted license to practice optometry in each state or other jurisdiction 'in which the Company provides optometry services.

      (b) Executive shall, in accordance with the Company's policies, cause to be properly prepared and filed reports of all examinations, procedures and other professional services performed by himself and the other employees of the Company. The ownership and right of control of all reports, records and supporting documents prepared for and/or maintained by the Company belongs to the Company. In addition, Executive shall promptly submit such additional records as the Company deems to be required by any third party payors. In the event that the Executive's employment with the Company is terminated, to the extent that Executive has any rights in such patient records, Executive agrees that such rights will be transferred to, and the records shall remain with, the Company, and Executive shall have no ongoing rights with respect thereto.

      4. COMPENSATION.

      (a) BASE COMPENSATION. During the term of this Agreement, the Company shall pay to Executive a salary at an annual rate of $125,000 MULTIPLIED, in the case of years ending after December 31, 1998, by the Inflation Adjustment (the "Base Salary"). The Base Salary shall be payable during the Term in substantially equal installments not less frequently than monthly in accordance with the Company's standard payroll policy or in such other 'installments as the parties may mutually agree.

      The "Inflation Adjustment" for any year shall be equal to the fraction the numerator of which is the revised Bureau of Labor Statistics Consumer Price Index for all Items and Major Group Figures for All Urban Consumers, U.S. City Average (1982-84=100) (the "Index") for December of the preceding year and the denominator of which is the Index for September, 1997. If the Inflation Adjustment or another amount cannot be calculated when any of the Base Salary is due, an estimated Base Salary amount shall be paid and an appropriate adjusting payment shall be made as soon as such adjustment can be calculated. Appropriate modification to the Inflation Adjustment shall be made if the Index shall cease to be updated as of the end of each calendar year.

      (b) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive, in accordance with the Company's policy in effect from time to time, for all reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties and responsibilities hereunder.

      (c) NET PAYMENTS. The amount of any gross payments provided for in this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

      5. BENEFITS. Executive shall be entitled to receive the benefits made available or applicable from time to time to the employees of the Company; provided, however, that the receipt of such benefits by Executive shall be subject to the Company's eligibility and enrollment requirements pertaining to such benefit programs. Executive shall be eligible for four weeks paid vacation per year in accordance with the Company's vacation policy.

6. CONFIDENTIALITY AND COMPETITIVE ACTIVITIES.

      (a) CONFIDENTIALITY. Executive acknowledges that during his employment with the Company, the Company has and will continue to disclose to him the confidential affairs and proprietary information of the Company and its subsidiaries and affiliates which is developed by and belongs to the Company and its subsidiaries and affiliates, including matters of a business nature such as information about costs, profits, markets, sales, trade secrets, potential patents and other business ideas, customer lists, supplier and vendor lists, plans for future developments and/or acquisitions, and information of any other kind not known within the optical retail industry generally (collectively, "Confidential Matters"). Executive further acknowledges that the Company would not hire Executive or disclose these Confidential Matters to Executive without the promises made by Executive in this Section 6. In light of the foregoing, Executive agrees:

            (i) To keep secret all Confidential Matters of the Company and of any affiliates of the Company, and of any third party to whom the Company is bound by a confidentiality agreement, and not to disclose them to anyone outside of the Company or its affiliates, or otherwise use them or use his knowledge of them for his own benefit or for the benefit of any third party, including, without limitation, use of the trade secrets, trade names or trademarks of the Company, either during or after the Tenn, except with the Company's prior written consent; and

            (ii) To deliver promptly to the Company at the termination of the Term, or at any time the Company may request, all memoranda, notices, records, reports and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates, including, but not limited to, Confidential Matters, which he may then possess or have under his control.

      Notwithstanding any of the foregoing, the term "Confidential Matters" does not include information which (1) is or becomes generally available to the public other than as a result of any disclosure by Executive or (ii) Executive is compelled to disclose by judicial or administrative process; provided, that in the case of any such requirement or purported requirement Executive shall provide written notice to the Company prior to producing such information, which notice shall be given at least ten (10) days prior to the producing such information, if practicable, so that the Company may seek a protective order or other appropriate remedy.

      (b) COMPETITIVE ACTIVITIES. Executive expressly recognizes and acknowledges that the terms and condition of this Section 6(b) are reasonable as to time, area and scope of restricted activity, necessary to protect the legitimate interests of the Company, and are not unduly burdensome to Executive. For a period commencing on the Effective Date and ending twenty-four (24) months following the effective date of a termination of Executive's employment (for any reason whatsoever), Executive shall not, directly or indirectly (whether for compensation or otherwise), alone or as officer, director, stockholder (excepting not more than 1% stockholdings for investment purposes in securities of publicly held and traded companies), partner, associate, employee, agent, principal, creditor, guarantor, trustee, salesman, consultant, or any other capacity, take any action in or participate with or become interested in or associated with any person, firm, partnership, corporation or other entity whatsoever that is engaged in the business of the retail sale of optical goods in any of the geographic areas consisting of each county or parish or district (with respect to the District of Columbia) and each county, parish or district contiguous thereto, in which (i) a store is located that is owned, operated or managed by the Company as of the date of termination of employment or (11) the Company has affirmative plans (evidenced by documentation) to commence operations as of the date of termination of employment and Executive has actively participated in such plans (such activities are hereinafter referred to as the "Competitive Activities" and the restricted area is hereinafter referred to as the "Restricted Area"). Notwithstanding the foregoing, Executive shall be permitted to:

      (A) own and operate a single store location for the purpose selling optical goods and providing optometric services provided that such store not affiliated with any national, regional or local optical retailer and such store location is not within a one and one-half (1 1/2) three mile radius (one-half (1/2) mile with respect to stores in Washington D.C. and three (3) miles with respect to the store located in South Lakes, Virginia) of (i) a store location that is owned, operated or managed by the Company as of the date of termination of employment or (ii) a location in which the Company has affirmative plans (evidenced by documentation) to commence operations as of the date of termination of employment and Executive has actively participated in such plans; or

      (B) be employed by a national or regional optical retailer with operations in the Restricted Area, provided that Executive is not directly supervising optometrists or other employees of such retailers' operations within the Restricted Area; and.

      (C) provide part-time optometric services, up to 3 days a week, for any optometrist, optical retailers or professional corporation; provided that his sole duties shall consist of providing optometric examinations; and provided further that Executive has first offered his services to the Company and Hour Eyes, Inc. at the market rate and the Company and Hour Eyes, Inc. has declined to provide such part-time employment.

      The foregoing exceptions to the prohibitions against Competitive Activities shall not release Executive, or waive any rights of the Company with respect to, any of Executive's other covenants, obligations or duties hereunder including without limitation, the provisions of Section 6(a), 6(c) and 6(d).

      (c) ANTISOLICITATION. Executive agrees that during the Tenn of this Agreement, and for a period of two (2) years thereafter, he will not influence or attempt to influence customers (including customers with respect to managed care plans), of the Company or any of its present or future direct or indirect subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

      (d) SOLICITING EMPLOYEES. Executive agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, "without the written consent of the Company such consent to be given only after Executive is no longer a shareholder of the Company, he will not directly or indirectly contact or solicit to employ, or employ, any of the then current or past employees of the Company or any subsidiary or affiliate of the Company unless such person shall have ceased to be employed by the Company (or its subsidiary or affiliate, as the case may be) and such cessation of employment shall have occurred at least twelve (12) months prior thereto; provided this prohibition shall not apply to general advertisements in newspaper or other widely distributed publications, media, or mail, whether electronic or otherwise.

      7. REMEDIES FOR BREACH. In addition to the rights and remedies provided in
Section 16, and without waiving the same if Executive breaches, or threatens to breach, any of the provisions of Section 6, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

            (i) The right and remedy to have such provisions specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by Executive in connection with any such breach. Executive specifically acknowledges and agrees that any breach or threatened breach of the provisions of Section 6 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bond or other security.

            (ii) The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the "Benefits") derived or received, directly or indirectly, by Executive as a result of any transactions constituting a breach of any of the provisions of Section 6, Executive hereby agreeing to account for and pay over the Benefits to the Company.

            (iii) The right to terminate Executive's employment pursuant to
      Section 8(c).

            (iv) Upon discovery by the Company of a breach or threatened breach of Section 6, the right to immediately suspend payments to Executive under
      Section 8, pending a resolution of the dispute.

      If any covenant contained in Section 6 or any portion thereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants contained therein, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall reform the covenant to the extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interest of the Company and to enforce the covenant as reformed. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 6 upon the courts of any state or other jurisdiction in which any alleged breach of any such covenant occurs. If the courts of any of one or more of such states or other jurisdictions shall hold such covenants not wholly enforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states or jurisdictions as to breaches of such covenants in such other respective states or jurisdictions, and the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants. If any court determines that such covenants are unenforceable, the Company shall be relieved of all obligations under this Agreement and Executive shall not be entitled to any payments which are suspended pursuant to Section 7(iv).

      8. TERMINATION OF AGREEMENT.

      (a) DEATH. This Agreement shall automatically terminate upon the death of Executive. During the Tenn, if Executive's employment is terminated due to his death, Executive's estate shall be entitled to receive the Base Salary set forth in Section 4 accrued through the end of the month in which the death occurs; provided, however, Executive's estate shall not be entitled to any bonus payments (except as otherwise provided in the applicable bonus plan) or any other benefits (except as provided by law).

      (b) DISABILITY. If Executive is unable to perform his services by reason of mental or physical Disability (as herein defined), the Company may terminate this Agreement at any time. Upon termination of Executive's employment due to Disability, Executive shall be entitled to receive the Base Salary set forth in
Section 4 accrued through the date on which Executive is first eligible to receive payment of disability benefits under the employee benefit plans as then in effect, and if no such plan Is in effect, through the month ending one hundred eighty (180) days after onset of Disability and Executive shall not be entitled to any bonus payments (except as otherwise provided in the applicable bonus plan) or any other benefits (except as provided by law). The term "Disability" shall mean an infirmity preventing Executive from performing his duties for a period of more than three (3) consecutive months where no reasonable accommodation is available or where a reasonable accommodation would create an undue burden on the Company. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

      (c) TERMINATION FOR CAUSE. The Company may terminate this Agreement at any time for "Cause" in accordance with the procedures provided below. Termination of this Agreement for "Cause" shall mean termination upon (i) the breach of any material provision of this Agreement by Executive, (ii) commission of an act punishable by imprisonment, (iii) willful and continued failure to substantially perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (iv) the engaging by Executive in conduct that is injurious to the Company, monetarily or otherwise, including, without limitation, embezzlement, fraud, theft, dishonesty, misfeasance, insubordination, malfeasance, and neglect of duties, (v) violation of the Company's ethics policy or any material violation or repeated violations by Executive of the other policies and procedures promulgated from time to time by the Company, (vi) current alcohol or drug abuse by Executive, (vii) the suspension, revocation or cancellation of Employee's right to practice optometry in any state or the District of Columbia; or (viii) Executive ceases to be a shareholder of the Company. In the event of termination of Executive's employment for Cause, Executive shall be entitled to receive only the Base Salary set forth in Section 4 accrued through the date of termination and he shall not be entitled to any bonus payments or other benefits (except as provided by law).

      (d) OTHER TERMINATION BY THE COMPANY. The Company may terminate this Agreement at any time without "Cause" by providing thirty (30) days prior written notice to Executive. If the Company terminates this Agreement at any time without Cause (i.e., other than pursuant to Section 8(b) or 8(c) above), or the Company elects not to renew the Tenn as provided in Section 2 hereof, the Company shall be obligated to pay Executive, and Executive shall be entitled to receive only, the Base Salary set forth in
Section 4 accrued through the date of termination and he shall not be entitled to any bonus payments or other benefits (except as provided by law).

      (e) TERMINATION BY EXECUTIVE. Executive may terminate this Agreement upon thirty (30) days prior written notice to the Company; provided, however, Executive shall not be entitled to terminate this Agreement so long as he is a shareholder of the Company. Termination shall be effective at the expiration of the notice period. All obligations of the Company under this Agreement shall end on the effective date of termination and the Company shall have no further obligations under this Agreement, including, but not limited to payment of salary, bonuses or any similar compensation or benefits. Notwithstanding the notice provided by Executive, the Company, in its sole discretion, may choose to accept Executive's resignation immediately. In that event, the Company's only obligation to Executive will be to pay the Base Salary Executive would have received during the notice period.

      9. EFFECT OF TERMINATION. Upon the termination of this Agreement, whether by the expiration of the Term specified in Section 2 or pursuant to Section 8, the rights of Executive which shall have accrued prior to the date of such termination shall not be affected in any way. Except as provided in Section 8(d), Executive shall not have any rights which have not previously accrued upon termination of this Agreement.

      10. FEES. The Company shall have the exclusive authority to determine the amount and nature of all fees and the procedure for establishing the fees to be charged patients of the Company, even though such patients might be treated solely by the Company in the course of Executive's employment by the Company.

      11. OWNERSHIP OF FEES AND INCOME. All income generated by Executive for Executive's professional services and all activities related thereto shall belong to the Company, whether paid directly to the Company or the Executive. Executive may be required (and agrees upon request of the Company so to do) to render a true accounting of all transactions relating to Executive's practice during the course of his employment.

      12. COMMUNICATIONS. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt; to the Company: the Company, at 5568 General Washington Dr., Suite A-215, Alexandria, Virginia 22312, for the attention of the

President; and to Executive: Daniel Poth, O.D., 5401 North 20th Street, Arlington, Virginia 22205.

      13. AMENDMENTS OR ADDITIONS. No amendments or additions to this Agreement shall be binding or effective unless in writing and signed by all parties hereto.

      14. BINDING EFFECT; ASSIGNABILITY. This Agreement shall be binding upon, and shall inure to the benefit of, Executive; the obligations of Executive hereunder are personal and this Agreement may not be assigned by Executive. This Agreement is completely assignable by the Company without notice to or consent of Executive. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any assignee of all or substantially all of its properties.

      15. HEADINGS, REFERENCES. The headings used in this Agreement are included solely for convenience and shall not affect, or be used 'in connection with, the interpretation of this Agreement. References to a "Section" when used without further attribution shall refer to the particular sections of this Agreement.

      16. BINDING ARBITRATION. Subject to the rights of any party to seek injunctive relief pursuant to Section 7 above and without waiving the same, the parties agree that all disputes, controversies or claims that may arise among them (including their agents and employees), arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration. Such arbitration shall be conducted before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association, except to the extent such rules are inconsistent with this Section 16. The arbitrator shall apply the laws of the Commonwealth of Virginia (without regard to conflict of law rules) in determining the substance of the dispute, controversy or claim and shall decide the same in accordance with applicable usages and terms of trade. The fees of the arbitration initially shall be paid one-half by the Company and one-half by Executive; provided, however, that the prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration. Any award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal or state court sitting in any court having jurisdiction. The obligations set forth in this Section 16 shall survive the termination of this Agreement. THE COMPANY AND EMPLOYEE EACH KNOWINGLY AND VOLUNTARILY GIVE UP ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE, CLAIM OR CONTROVERSY WHICH MAY ARISE BETWEEN THEM.

      17. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia without regard to its conflicts of law principles.

      18. SURVIVING PROVISIONS. The obligations of the Company under Section 8, of Executive under Sections 3(b), 6 and 7, and of both the Company and Executive under Section 16 shall survive the expiration of the Term of this Agreement.

      19. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties superseding all prior agreements and all other negotiations, letter of intent, memoranda of understandings, and representations (if any) made by and among such parties, and may not be modified or amended, and no waiver shall be effective, unless by written document signed by both parties hereto. Notwithstanding its foregoing, the parties agree that the provisions of Section 6 shall be in addition to, and shall not supersede, similar provisions contained in the Stock Purchase Agreement. The Company and Executive have each had an opportunity to consult with counsel of their choice regarding the terms and conditions of this Agreement, and each understands the consequences of entering into and complying with the terms and conditions of the Agreement.

      20. PRONOUNS. In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural, wherever it appears appropriate from the context.

      21. ENFORCEMENT COSTS. If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

      22. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                              DR. SAMIT'S HOUR EYES OPTOMETRIST, P.C.


                              By: _________________________________
                               Title:______________________________


                              EXECUTIVE:


                              _____________________________________
                              Daniel Poth, O.D.

                                 EXHIBIT "4.7A"

                             COVENANT NOT TO COMPETE

            Radius From                   Miles
            -----------                   -----

            Virginia Offices              3.0
            Washington D.C. Offices       0.5
            Maryland Offices              3.0
            All Other Offices             3.0

                                 EXHIBIT "4.7B"

                  PROFESSIONALS EXECUTING EMPLOYMENT AGREEMENTS

Janna Angeles, O. D.
Melissa Barbor, O.D.
Scott Baron, O.D.
William Bauscher, O.D.
Cathy Berwald, O.D.
Neil Bleakley, O.D.
Amy Chu, O. D.
John Cochran, O.D.
James Gomez, O.D.
Kathryn Parn, O.D.
Eric Ruta, O.D.
Heloi Stark, O.D.

                                  EXHIBIT 4.12

                SHAREHOLDERS' UNDERTAKING TO MAINTAIN PRACTICE'S
                CORPORATE EXISTENCE AND ENFORCEMENT OF COVENANTS
                                 NOT TO COMPETE

      As an inducement to the Professional Business Manager to enter into this Professional Business Management Agreement with the Practice or as required in the Professional Business Management Agreement, each of the undersigned person(s), having an ownership interest in the Practice, irrevocably and unconditionally covenants and agrees to maintain in good standing the corporate existence of the Practice under the laws of the Commonwealth and to cause the Practice to use its best efforts to enforce employment agreements (including the Restrictive Covenant described in Section 4.7) against any individuals violating such employment agreements (and covenants not to compete). The undersigned persons further unconditionally covenant and agree to indemnify and hold harmless Professional Business Manager from and against any and all claims requirements, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees, resulting in any manner from the failure of the Practice to remain in good standing under the laws of the Commonwealth or the failure of the Practice to use its best efforts to enforce the aforesaid employment agreements and the Restrictive Covenants described in Section 4.7 of such Professional Business Management Agreement, a copy of which has been delivered to the undersigned for his review. The undersigned acknowledges that he or she has received adequate consideration for the execution hereof This undertaking may be assumed by a successor Shareholder or Shareholders, whereupon the undersigned shall be released to the extent of such assumption, provided that any such successor Shareholder executes a form similar to this.

      IN WITNESS WHEREOF, the undersigned(s) have executed this Shareholders' Undertaking as of the day and year written opposite such shareholder's name.


Date: __________, 1997              ______________________________
                                    Shareholder

                                  EXHIBIT 5.1*

*Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

                                   EXHIBIT 6.4

                     SHAREHOLDERS' UNDERTAKING TO CARRY OUT
                         PRACTICE'S PURCHASE OBLIGATION

      As an inducement to the Professional Business Manager to enter into this Professional Business Management Agreement with the Practice or as required in the Professional Business Management Agreement, each of the undersigned person(s), having an ownership interest in the Practice, irrevocably and unconditionally covenants and agrees subject to the limitations contained in the Professional Business Management Agreement to (i) cause the Practice to carry out the purchase obligation described in Section 6.4 of the Professional Business Management Agreement, (ii) personally execute and deliver the security agreements referred to in Section 6.4(d) of such Professional Business Management Agreement, a copy of which has been delivered to the undersigned for his review, and (iii) execute the documents described in Section 6.5. The undersigned acknowledges that he or she has received adequate consideration for the execution hereof.

      IN WITNESS WHEREOF, the undersigned(s) have executed this Shareholders' Undertaking as of the day and year written opposite such shareholder's name.


Date: _________________, 1997       ______________________________
                                    Shareholder